EXHIBIT 10.2

THIRD EYE CAPITAL CORPORATION

as “Administrative Agent”

and

THE NOTEHOLDERS PARTY HERETO

as the “Noteholders”

and

AEMETIS ADVANCED FUELS KEYES, INC.

and

KEYES FACILITY ACQUISITION CORP.

as “Borrowers”

and

AEMETIS, INC.

as the “Parent”

________________________________________________________________

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

July 6, 2012

_______________________________________________________________

( i )

( ii )

( iii )

EXHIBITS AND SCHEDULES

Exhibit A –	Form of Compliance Certificate
Exhibit B –	Form of Revolving Loan Request
Exhibit C-1 –	Form of Acquisition Note
Exhibit C-2 –	Form of Existing Note
Exhibit C-3 –	Form of Revenue Participation Note
Exhibit C-4 –	Form of Revolving Note

Schedule 1.1(a)	Subordinated Debt
Schedule 1.1(b)	Permitted Liens
Schedule 7.1(a)	Incorporation and Qualification
Schedule 7.1(l)	Ownership of Properties
Schedule 7.1(t)	Environmental Compliance
Schedule 7.1(x)	Corporate Structure
Schedule 7.1(z)	Indebtedness
Schedule 7.1(aa)	Litigation
Schedule 7.1(bb)(i)	Jurisdictions
Schedule 7.1(bb)(ii)	Authorizations
Schedule 7.1(bb)(iii)	Intellectual Property
Schedule 7.1(bb)(iv)	Proceedings
Schedule 7.1(bb)(v)	Material Contracts
Schedule 7.1(bb)(vi)	Settlement Agreements
Schedule 7.1(cc)	Insolvency
Schedule 7.1(ee)	Transactions with Related Parties

( iv )

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

This Amended and Restated Note Purchase Agreement (as the same may be further amended, modified, extended, renewed, restated, replaced or supplemented from time to time, this “Agreement”) is dated as of July 6, 2012 by and among AEMETIS ADVANCED FUELS KEYES, Inc., a corporation incorporated and existing under the laws of the State of Delaware and formerly known as AE Advanced Fuels Keyes, Inc. (together with its successors and permitted assigns, “AEAFK”), KEYES FACILITY ACQUISITION CORP., a corporation incorporated and existing under the laws of the State of Delaware and an Affiliate of AEAFK (together with its successors and permitted assigns, “Acquisition Corp.” and collectively with AEAFK, the “Borrowers”), AEMETIS, INC., a corporation incorporated and existing under the laws of the State of Nevada and formerly known as AE Biofuels, Inc. (together with its successors and permitted assigns, the “Parent”), THIRD EYE CAPITAL CORPORATION, as agent for the Noteholders (together with its successors in such capacity, and their respective successors and assigns, the “Administrative Agent”), and THE NOTEHOLDERS FROM TIME TO TIME PARTY HERETO.

WHEREAS:

A.
AEAFK, the Administrative Agent and certain Noteholders entered into a Note Purchase Agreement dated as of October 18, 2010, as amended by an Amendment No. 1 to Note Purchase Agreement dated as of March 10, 2011, as further amended by a Limited Waiver and Amendment No. 2 to Note Purchase Agreement dated as of June 20, 2011, as further amended by a Limited Waiver and Amendment No. 3 to Note Purchase Agreement dated as of August 31, 2011, as further amended by a Limited Waiver and Amendment No. 4 to Note Purchase Agreement dated as of November 8, 2011, as further amended by a Limited Waiver, Consent and Amendment No. 5 to Note Purchase Agreement dated as of January 31, 2012, as further amended by Amendment No. 6 to Note Purchase Agreement dated as of April 13, 2012 and as further amended by a Limited Waiver and Amendment No. 7 to Note Purchase Agreement dated as of May 15, 2012 (the “Original Note Purchase Agreement”) pursuant to which the Noteholders have acquired notes of AEAFK.

B.
Parent, AE Advanced Fuels, Inc., a corporation incorporated and existing under the laws of the State of Delaware and Cilion, Inc., a corporation incorporated and existing under the laws of the State of Delaware (“Cilion”) have entered into an Agreement and Plan of Merger dated as of July 6, 2012 (the “Merger Agreement”) pursuant to which Acquisition Corp. will merge with and into Cilion with Cilion continuing as the surviving corporation (the “Acquisition”) in accordance with the terms and conditions set forth therein, and by operation of law, Cilion shall assume the obligations of Acquisition Corp. hereunder and immediately following the Acquisition, Cilion will change its name to Aemetis Facility Keyes, Inc.

C.
Parent and AE Advanced Fuels, Inc. are obligated pursuant to the Merger Agreement to pay the merger consideration described therein to the former shareholders of Cilion and in connection therewith the Borrowers have requested that the Noteholders invest the aggregate sum of $15,000,000 in exchange for the Acquisition Notes (as defined below).

D.	The Borrowers have requested that the Noteholders invest up to an additional aggregate sum $18,000,000 in the Borrowers on a revolving basis in exchange for the Revolving Notes (as defined below).

E.
The Noteholders have agreed to cancel all future Revenue Participation (as defined in the fee letter dated October 18, 2010 from Agent to AEAFK and the Parent, as amended by the fee letter dated March 10, 2011), and exchange the accrued and unpaid Revenue Participation in the amount of $8,070,973.60 as of May 31, 2012 for the Revenue Participation Notes (as defined below).

F.
The parties hereto desire to amend and restate in its entirety the Original Note Purchase Agreement (without such amendment and restatement constituting a novation thereof) to set forth herein their mutual understandings and agreements pertaining to the transactions contemplated herein.

G.	The Borrowers are desirous of creating, issuing and selling certain additional Notes (as hereinafter defined), the issuance of which is provided for by this Agreement;

H.
The Borrowers, under the laws relating thereto, are duly authorized to create, issue and sell the Notes to be issued as herein provided to evidence indebtedness of the Borrowers existing on the date hereof or incurred by the Borrowers at any time hereafter in accordance with the terms of this Agreement;

I.
All necessary resolutions of the Directors (as hereinafter defined) of the Borrowers have been duly passed and other proceedings taken and conditions complied with to make the creation and issue of the Notes proposed to be issued hereunder and this Agreement and the execution thereof and hereof legal, valid and effective;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the foregoing recitals, the entering into of the Financing Documents (as defined below) by the Parties and their affiliates, as applicable, which form an integral part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed and declared as follows:

ARTICLE 1
INTERPRETATION

Section 1.1  Defined Terms

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Acquisition” has the meaning set forth in the Recitals.

“AcquisitionNotes” means, collectively, the notes dated as of the date of this Agreement in the aggregate original principal amount of $15,000,000 in the form attached hereto as Exhibit C-1 issued by the Borrowers made payable to the Noteholders.

“Acquisition Notes Interest Rate” means (a) Prime Rate plus 6.75% per annum if the aggregate outstanding principal balance of the Acquisition Notes is less than $5,000,000, (b) Prime Rate plus 8.75% per annum if the aggregate outstanding principal balance of the Acquisition Notes is equal to or greater than $5,000,000 but less than $10,000,000 and (c) Prime Rate plus 10.75% per annum if the aggregate outstanding principal balance of the Acquisition Notes is equal to or greater than $10,000,000.

“Acquisition Notes Stated Maturity Date” means the second anniversary of the date of this Agreement.

“Acquisition NotesRedemption Fee” has the meaning set forth in the Fee Letter.

“Acquisition Documents” means, collectively, the Merger Agreement and all other instruments and documents executed and delivered in connection with the Acquisition.

“Additional Monthly Base Redemption Amount” has the meaning set forth in Section 4.1.

“Administrative Agent” has the meaning set forth in the Recitals.

“AEAFK” has the meaning set forth in the Recitals.

“Affairs” means the property, assets, nature of assets, business, results of operations, performance, liabilities, prospects or condition (financial or otherwise) of a specified Person.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agreed Use of Proceeds”means the use of proceeds submitted to the Administrative Agent by the Parent and approved by the Administrative Agent prior to the First Closing.

“Agreement” has the meaning set forth in the Recitals.

“Allocation Notice” means the letter dated as of the date hereof from the Administrative Agent to the Parent and the Borrowers setting forth the allocation of the Notes between the Noteholders, as amended from time to time after the date hereof by a subsequent letter from the Administrative Agent to the Noteholders.

“Amount to be Redeemed” has the meaning given thereto in Section 4.4.

“Annual Business Plan”means the annual business plan of the Parent, prepared on a consolidated basis, with financial projections and budgets on an annual basis, in each case consisting of a balance sheet, statement of income, statement of cash flows, proposed capital expenditures and a list of assumptions upon which such projections are based.

“Applicable Law” means any international treaty, any domestic or foreign constitution or any supranational, regional, federal, provincial, territorial, state, municipal, tribal or local statute, law, ordinance, code, rule, regulation, order (including any consent decree or administrative order), applicable to, or any directive, guideline, policy or Authorization of any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event or any of such Person’s Affairs, and any order, judgment, award or decree of any Governmental Entity, or arbitrator in any proceeding or action to which the Person in question is a party or by which such Person or any of its Affairs is bound.

“Applicable Interest Rate” means, as applicable, the Acquisition Notes Interest Rate, the Existing Notes Interest Rate, the Revolving Notes Interest Rate and the Revenue Participation Notes Interest Rate.

“Applicable Stated Maturity Date” means, as applicable, the Acquisition Notes Stated Maturity Date, the Existing Notes Stated Maturity Date, the Revolving Notes Stated Maturity Date and the Revenue Participation Stated Notes Maturity Date.

“Authorization” means any authorization, approval, consent, exemption, licence, permit, franchise or no-action letter from any Governmental Entity having jurisdiction with respect to any specified Person, the Properties, property, transaction or event, or any of such Person’s Affairs or from any Person in connection with any contractual or other rights.

 “Blocked Accounts” means those deposit accounts of the Parent, any Borrower,and any other Obligor, which are the subject of the Blocked Account Agreements.

“Blocked Account Agreements” means, in respect of the deposit accounts of the Parent, any Borrower and of any other Obligor, those certain blocked account agreements and deposit account control agreements among the applicable Blocked Account Provider with respect to such deposit account, the Administrative Agent, a Borrower, the Parent or the other relevant Obligor, in each case, in form and substance satisfactory to the Administrative Agent, as the same may be amended, supplemented, modified or replaced from time to time.

“Blocked Account Provider” means each depositary, bank, financial institution or other Person identified as such in the Blocked Account Agreements and their respective successors in connection with their respective responsibilities for providing and servicing the Blocked Accounts.

“Board” means the Board of Directors of the Parent existing from time to time.

“Borrower” has the meaning set forth in the Recitals.

“Buildings and Fixtures”means all plant, buildings, structures, erections, Improvements, appurtenances and fixtures (including affixed machinery and affixed equipment) situate on any of the Properties.

“Business” means (a) the business engaged in by the Parent and the Borrowers as of the First Closing Date, (b) business that is reasonably related thereto and (c) such other lines of business approved by the Administrative Agent.

“Business Day” means any day other than Saturday, Sunday or a statutory holiday when banks are not open in Cupertino, California or Toronto, Ontario.

“Capital Expenditures” means all expenditures made by a Person required to be capitalized in accordance with GAAP.

“Capital Lease” means, with respect to a Person, a lease or other arrangement in respect of real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of the Person in accordance with GAAP.

“Capital Lease Obligation” means, with respect to a Person, the obligation of the Person to pay rent or other amounts under a Capital Lease and for the purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date as determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (i) investment grade securities issued, guaranteed or insured by the United States of America or any state, and having terms to maturity of not more than one year, and (ii) time deposits and certificates of deposit having maturities of not more than one year of any domestic commercial bank of recognized standing and investment grade credit rating having net capital in excess of $500,000,000.

“Chairman” means Eric McAfee.

“Chairman’s Pledge Agreement” means the Amended and Restated Pledge Agreement of even date herewith granted by McAfee Capital, LLC, which is owned 100% by the Chairman, to the Administrative Agent for the benefit of the Secured Parties, pledging ten million shares of Capital Stock held by McAfee Capital, LLC in the capital of the Parent, as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.

“Change of Control” means the occurrence of any of the following events:

(a)
there is consummated any amalgamation, consolidation, statutory arrangement (involving a business combination), merger of the Parent or similar transaction (i) in which the Parent is not the continuing or surviving corporation, or (ii) pursuant to which any Voting Shares of the Parent would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement, merger of the Parent or similar transaction in which the holders of the Voting Shares of the Parent immediately prior to the amalgamation, consolidation, statutory arrangement, merger or similar transaction have, directly or indirectly, more than 50% of the Voting Shares of the continuing or surviving corporation immediately after such transaction;

(b)
any Person or group of Persons shall succeed in having a sufficient number of its nominees elected to the Board such that such nominees, when added to any existing Director remaining on the Board after such election who was a nominee of or is an Affiliate or related Person of such Person or group of Persons, will constitute a majority of the Board; provided, however, that no Change of Control shall be deemed to occur in connection with the appointment of a nominee in the event of the death, retirement or removal of an existing Director;

(c)
any “person or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding Voting Shares of Parent;

(d)
the Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of any Borrower or other direct or indirect Subsidiary of the Parent free and clear of all Liens (except Liens created by the Security Documents and Liens securing other obligations of the Obligors pursuant to the Financing Documents);

(e)	any sale of all or substantially all of the assets of any of the Company Parties;

(f)	the Chairman ceases to own, directly or indirectly, at least 10 million shares of the Capital Stock of the Parent;

(g)	any sale of the Keyes Plant;

(h)	Eric McAfee ceases to be the Chairman of the Parent or any Borrower or employed as the Chief Executive Officer of the Parent or any Borrower; or

(i)
the execution by any Company Party or any Affiliateof any Company Party of any agreement, letter of intent, commitment, arrangement, or understanding with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in any of the events in (a) through (h) above or the execution of any written agreement that, when fully performed by the parties thereto, would result in any of the events in (a) through (h) above.

“Cilion” has the meaning set forth in the Recitals.

“Closing” means the purchase and sale of the Notes as contemplated herein, including the First Closing and the Subsequent Closings.

“Closing Date” means, in respect of each Closing, the date upon which all of the conditions in Section 2.2have been fulfilled or waived and the purchase and sale of Notes has occurred in connection with such Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property and assets in respect of which the Administrative Agent or any other Secured Party has or will have or is intended to have a Lien pursuant to a Security Document, including (i) the Keyes Plant, (ii) allpersonal propertyand other Equipment of each Company Party, (iii) the other Properties,(iv) all cash and securities of each Company Party, including, without limitation, cash and securitiesin the Blocked Accounts, (v) all Leases, and all other assets and interests and all proceeds and products thereof and rights of insurance policies, (vi) all Capital Stock pledged or intended to be pledged by the Parent in the other Company Parties, (vii) all Capital Stock pledged or intended to be pledged by the Chairman pursuant to the Chairman’s Pledge Agreement, and (viii) all other collateral and/or security granted and/or securities pledged by a Company Party to the Administrative Agent, the other Secured Parties or any other Person pursuant to the Security Documents to secure the Note Indebtedness, together with all books and records relating to the foregoing.

“Common Shares” means the issued and outstanding common shares in the capital of the Parent.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent and that is treated as a single employer under Section 414 of the Code.

“Company Parties” means, collectively, the Parentand all direct and indirect Subsidiaries of the Parent; provided, however, the term Company Parties shall not include International Biofuels Ltd., a corporation formed under the laws of Mauritius,   Universal Biofuels Private, Ltd., a corporation formed under the laws of India and Sutton Ethanol, LLC, a limited liability company formed under the laws of State of Nebraska.

“Compliance Certificate” means a certificate of the Parentsubstantially in the form of Exhibit A, signed by a Senior Officer of the Parent.

“Consolidated Entities” means, for any Person, such Person and each of its Subsidiaries (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of a Person and its Consolidated Entities for such period determined on a consolidated basis in accordance with GAAP, but excluding the income of any other Person (other than its Consolidated Entities) in which such Person or any Consolidated Entity has an ownership interest, unless received by such Person or such Consolidated Entity, as the case may be, in a cash distribution.

 “Consolidated Unfunded Capital Expenditures” means the amount of all capital expenditures of a Person and its Consolidated Entities, determined on a consolidated basis, to the extent not financed or to be financed by the proceeds of Indebtedness or Capital Stock of the Company Parties.

“Deemed Year” has the meaning ascribed to such term in Section 2.11.

“Default” means an event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” means the rate of interest per annum equal to 600 basis points per annum over the Applicable Interest Rate applicable to the applicable Note.

“Director” means a director of the Parent for the time being and “Directors” means the board of directors of the Parent or, whenever duly empowered, a committee of the board of directors of the Parent, and reference to action by the Directors means action by the directors as a board or action by such a committee of the Board as a committee.

“Distribution” means with respect to any Person the amount of (i) any dividend or other distribution on issued Capital Stock of the Person or any of its Subsidiaries, (ii) the purchase, redemption or retirement amount of any issued equity, warrants or any other options or rights to acquire Capital Stock of the Person or any of its Subsidiaries redeemed or purchased by the Person or any its Subsidiaries, or (iii) any payments,  whether as consulting fees, management fees, repayment of indebtedness or otherwise (other than salaries or wages paid in the ordinary course and otherwise permitted by this Agreement) to any Related Party of the Person or any of its Subsidiaries.

“EnvironmentalLaws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.18(a)(ii)), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

“Environmental Site Assessment Report” means, with respect to the Properties, a Phase I environmental site assessment report prepared by an environmental consulting firm acceptable to the Administrative Agent, which report shall comply with ASTM standard 1527-05.

“Equipment” means all machinery and equipment owned and insured by any Company Party and required in the ordinary course of suchCompany Party’s business.

“Event of Default” has the meaning attributed thereto in Section 8.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Existing Notes” means, collectively, the amended and restated notes dated as of the date of this Agreement in the form attached hereto as Exhibit C-2 in the aggregate principal amount of $7,184,573.64 issued by the Borrowers made payable to the Noteholders.

“ExistingNotes Interest Rate” means (a) 14% per annum until such time that the Borrowers have made additional principal payments on the Existing Notes, in addition to the regularly scheduled redemption payments described in Article 4, after the date of this Agreement in the aggregate amount of $950,000 and (b) 12% thereafter.

“Existing Notes Stated Maturity Date” means October 18, 2012, provided, that the Existing Notes Maturity Date shall be extended for an additional period of six months so long as, at the time of such extension, (a) no Event of Default has occurred and is continuing under any Financing Document, (b) at least $15,000,000 in proceeds from the Program are held in escrow pending release to the Borrowers for repayment of the Existing Notes and (c) the Borrowers pay the Administrative Agent the Existing Notes Stated Maturity Date Extension Fee.

“Existing Notes Stated Maturity Date Extension Fee” has the meaning given to such term in the Fee Letter.

“Fee Letter” means the amended and restated letter agreement dated the date hereof among the Borrowers, the Parent and the Administrative Agent.

“Financial Assistance” means any advances, loans or other extensions of credit, guarantees, indemnities or other contingent liabilities in the nature of a guarantee or indemnity or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property, money or assets), or any purchase of any Capital Stock, stocks, bonds, notes, debentures or other securities of, any Person or the acquisition of all or substantially all the assets of, any Person or of a business carried on by, or a division of, any Person.  In determining the aggregate amount of Financial Assistance by any Company Party outstanding at any particular time, (i) take the amount of any investment represented by a guarantee or similar contingent obligation at not less than the principal amount of the obligations guaranteed and outstanding, (ii) deduct in respect of any Financial Assistance any amount received by suchCompany Party as return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution), (iii) do not deduct in respect of any Financial Assistance any amounts received as earnings on such Financial Assistance, whether as dividends, interest or otherwise, and (iv) do not deduct from the aggregate amount of Financial Assistance any decrease in its market value.

“Financial Instrument” means any agreement pursuant to which Financial Instrument Obligations are created or incurred.

“Financial Instrument Obligations” means, with respect to any Person, obligations arising under:

(a)
interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or fluctuations in interest rates in effect from time to time (but excluding non-speculative conventional floating rate indebtedness);

(b)
currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)
any agreement for the making or taking of any commodity (including coal, natural gas, oil and electricity, but specifically excluding any agreements for the sale of coal to brokers or end-users), swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the Person under the obligations determined by marking the obligations to market in accordance with their terms.

“Financing” means, collectively, (i) the issuance and sale by the Borrowers of $7,184,573.64 aggregate principal amount of Existing Notes pursuant to this Agreement, (ii) the issuance and sale by the Borrowers of $15,000,000 aggregate principal amount of Acquisition Notes pursuant to this Agreement, (iii) the issuance and sale by the Borrowers of $18,000,000 aggregate principal amount of Revolving Notes pursuant to this Agreement and (iv) the issuance and sale by the Borrowers of $10,000,000 aggregate principal amount of Revenue Participation Notes pursuant to this Agreement and (iv) the entry into by the parties thereto of the other transactions contemplated by the Financing Documents.

“Financing Documents” means the Note Purchase Documents, the Investor Rights Agreement, and all other documents to be executed and delivered to the Administrative Agent and the other Secured Parties, or any of them, by the Obligors from time to time in connection with the Financing, and including all amendments, modifications or replacements thereof and all supplements thereto.

“First Closing” means the purchase and sale of the Notes in the aggregate principal amount of up to $47,184,573.64, as contemplated herein.

“First Closing Date” means July 6, 2012, which is the date on which all of the conditions in Section 2.2 have been fulfilled or waived and the purchase and sale of the Notes has occurred in connection with the First Closing.

“Fiscal Quarter” means the three (3) month periods ended March 31st, June 30th, September 30th and December 31stof each Fiscal Year.

“Fiscal Year” means a twelve (12) month period ended December 31st.

“Free Cash Flow” means, for any period, the Borrowers’ Consolidated Net Income for such period, increased by the sum of (without duplication) the aggregate amount of depreciation and amortization expense for such period, to the extent deducted in determining Consolidated Net Income for such period, and decreased by the sum of (without duplication) the aggregate amount of Unfunded Capital Expenditures made by the Borrowers in cash during such period to the extent approved by the Administrative Agent and payments on account of Indebtedness during such period.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Guarantee” means collectively, (i) the Amended and Restated Guaranty dated as of the date hereof from the Parent and the other Company Parties (other than the Borrowers) in favour of the Administrative Agent for the benefit of the Noteholders, (ii) the Amended and Restated Limited Guaranty dated as of the date hereof by Eric McAfee in favour of the Administrative Agent for the benefit of the Noteholders, (iii) the Amended and Restated Limited Recourse Guaranty dated as of the date hereof from McAfee Capital, LLC in favour of the Administrative Agent for the benefit of the Noteholders and (iv) any other guarantee of the Note Indebtedness of the Borrowers delivered to the Administrative Agent from time to time pursuant to this Agreement or otherwise, in each case, as the same may be amended, modified or restated from time to time.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product..

”Improvements” means all erections, buildings, fixtures, structures or their fixed improvements now, if any, or hereafter constructed, erected or located on, in, under or through the property to which they relate.

“Indebtedness” means, with respect to a Person, without duplication:

(a)
all obligations of the Person for borrowed money, including debentures, notes or similar instruments and other financial instruments and obligations with respect to bankers' acceptances and contingent reimbursement obligation relating to letters of credit;

(b)	all Financial Instrument Obligations of the Person;

(c)	all Capital Lease Obligations and Purchase Money Obligations of the Person;

(d)
all obligations to pay the deferred and unpaid purchase price of property or services other than for goods and services purchased in the ordinary course of business and paid for in accordance with customary practice and not represented by a note, bond, debenture or other evidence of indebtedness;

(e)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(f)	all current liabilities of such Person represented by a note, bond, debenture or other evidence of indebtedness;

(g)	all indebtedness of any other Person secured by a Lien on any assets of the Person;

(h)	all obligations to repurchase, redeem or repay any securities of the Person prior to or concurrently with the Applicable Stated Maturity Date; and

(i)	all Financial Assistance of the Person with respect to obligations of another Person if such obligations are of the type referred to in clauses (a) to (h).

“Indemnitee” has the meaning set forth in Section 12.5.

“Information” has the meaning set forth in Section 12.18.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Indebtedness”means intercompany loans between Company Parties.

“Interest Payment Date” means the first Business Day of each month and the Maturity Date.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of the date hereof among the Parent, the Administrative Agent and the Noteholders.

“Issue Date” means, in respect of any Note, the date upon which such Note is issued by the Borrowers to a Noteholder pursuant to the terms of this Agreement.

“Keyes Plant” means the ethanol plant located at 4209 Jessup Road, Keyes, California.

“Keyes Plant Orderly Liquidation Value” means the orderly liquidation value of the Keyes Plant as determined semi-annually by Natwick Associates or such other independent valuation expert acceptable to the Administrative Agent.

“Keyes Plant Market Value” means the market value of the Keyes Plant as determined semi-annually by Natwick Associates or such other independent valuation expert acceptable to the Administrative Agent.

“knowledge” means, with respect to a Party, the actual knowledge of such Party, after due and reasonable inquiry by such Party (including its appropriate officers and Directors) as considered necessary given the subject of such knowledge qualification.

“Leases” means the leases, subleases, rights to occupy and licences of or relating to real property or Buildings and Fixtures to which the Company Parties are a party (i) at the date of this Agreement, as listed and described in Schedule 7.1(l) or (ii) after the date of this Agreement as notified to the Administrative Agent pursuant to each Compliance Certificate, but shall exclude (iii) leases, rights and licences terminated in accordance with their terms (and not as the result of a default) or assigned or otherwise disposed of after the date of this Agreement as permitted by this Agreement.

“Lien” means any mortgage, charge, pledge, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation. The term “Lien” shall include easements, restrictions servitudes, permits, conditions, covenants, exceptions or reservations.

“Material Adverse Effect” means, when used with reference to any event or circumstance, an event or circumstance which, in the opinion of the Administrative Agent, acting reasonably, has or could reasonably be expected to have:

(d)	a material adverse effect on any of the Affairs of the Parent,any Borrower, the Company Parties taken as a whole, or the Consolidated Entities taken as a whole; or

(e)
a material adverse effect on (i) the ability of any Borrower or any other Obligor to perform their obligations under any of the Financing Documents or (ii) the Administrative Agent’s, the Administrative Agent's or any Noteholder's ability to enforce rights and remedies pursuant to any Financing Document or collect any of the Indebtedness due to any Secured Partyor any Investor pursuant to any Financing Document.

In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other existing events would result in a Material Adverse Effect.

“Material Agreement” means any material written or oral agreement or contract with a value in excess of $100,000 to which a Person is a party, by which such Person is bound, or to which any material assets of such Person are subject, which is not cancellable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.

“Maturity Date” means, with respect to each Note, the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Applicable Stated Maturity Date thereof or by declaration, acceleration, redemption or otherwise.

“Merger Agreement” has the meaning set forth in the Recitals.

“Minimum Monthly Base Redemption Amount” has the meaning set forth in Section 4.1.

“Mortgages” means the collective reference to (a) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof by Cilion Acquisition Corp. to First American Title Insurance Company in favour of the Administrative Agent, (b) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof by AEAFK to First American Title Insurance Company in favour of the Administrative Agent, (c) the Memorandum of Lease dated as of the date hereby between Cilion and AEAFK and each other mortgage, deed of trust, security agreement, financing statement and assignment of production executed by any one or more of the Obligors in favour of Administrative Agent, for the benefit of the Secured Parties, in a form satisfactory to the Administrative Agent, in each case as the same may be amended, modified, restated or supplemented from timetotime, together with any assumptions or assignments of the obligations thereunder by any one or more of the Obligors, and “Mortgage” shall mean any one of such Mortgages.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Noteholders” or “Holders” means, at a particular time, the Persons entered in the registers hereinafter mentioned as Noteholders outstanding at such time.

“Note Indebtedness” means the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any other Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations, indebtedness, or liabilities of the Obligors to the Administrative Agent and the Noteholders, and each of them, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, any other Note Purchase Document executed and delivered by any Borrower or any other Obligor, or any other document, instrument or agreement made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, guarantee obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Noteholder that are required to be paid by the Borrowers or any other Obligor pursuant to any Note Purchase Document) or otherwise.

“Note Purchase Documents” means, collectively, this Agreement, the Notes, the Fee Letter, the Security Documents, subordination agreements and all other documents to be executed and delivered to theAdministrative Agent and the Noteholders, or any of them, by the Obligors from time to time in connection with this Agreement, and including all amendments, modifications or replacements thereof and all supplements thereto.

“Notes” means, collectively, the Acquisition Notes, the Existing Notes, the Revolving Notes and the Revenue Participation Notes, in each case issued and delivered hereunder in definitive form.

“Notice to Redeem” has the meaning ascribed thereto in Section 4.4.

“Obligors” means, collectively, each Person that, from time to time, guarantees the Note Indebtedness of the Borrowers.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Regulations” means the regulations promulgated by OFAC, as amended from time to time.

“Organizational Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Entity in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” has the meaning set forth in Section 12.14.

“Original Note Purchase Agreement” has the meaning set forth in the Recitals.

“Other Currency” has the meaning set forth in Section 12.14.

“Other Taxes” has the meaning specified in Section 2.19.

“Owned Properties” means, collectively, (i) the land and premises owned by the Company Parties on the date of this Agreement including without limitation, the lands and premises which are listed on Schedule 7.1(l), and (ii) after the date of this Agreement the lands and premises notified to the Administrative Agent pursuant to each Compliance Certificate, but shall exclude lands and premises sold or otherwise disposed of as permitted in this Agreement as and from the date of such sale or disposition.

“Parent” has the meaning set forth in the Recitals.

“Parent Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the date hereof by the Parent to the Administrative Agent for the benefit of the Secured Parties, pledging all Capital Stock held by the Parent in the capital of the Subsidiaries of the Parent, as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.

“Participant” has the meaning set forth in Section 12.9.

“Parties” means the Borrowers, the Parent, the Administrative Agent, and the Noteholders from time to time; and “Party” means any one of them.

“Permitted Acquisition” means an acquisition by any Company Party of (i) Cilion, Inc., pursuant to the Agreement and Plan of Merger dated July 6, 2012, (ii) the assets constituting a business, division or product line of any Person engaging in a business relating to the Business who is not a Related Party for consideration, including any earnouts, of up to $10 million, which acquisition has been consented to in advance by the Holders or (iii) 100% of the issued and outstanding shares or ownership interests in the capital of such Person for consideration, including any earnouts,which acquisition has been consented to in advance by the Holders.

“Permitted Asset Disposition” means a sale or other disposition:

(f)	that is a bona fide sale at fair market value of inventory in the ordinary course of business for the purpose of carrying on the Business;

(g)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(h)	of assets (other than securities) which have no material economic value in the Business or business or are obsolete or worn out.

“Permitted Encumbrances”has the meaning specified in the Mortgages.

“Permitted Indebtedness” means, in respect of any Person, any one or more of the following:

(a)
unsecured Indebtedness that is (i) incurred in the ordinary course of business of the Company Parties (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company Parties)and (ii) in respect of performance, reclamation, surety or appeal bonds provided in the ordinary course of business or letters of credit issued in lieu of such bonds, but excluding (in each case), Indebtedness incurred through the borrowing of money in respect thereof;

(b)	Indebtedness of the Company Parties to the Secured Partiesunder the Financing Documents;

(c)
Indebtedness incurred by the Company Parties pursuant to Purchase Money Mortgages on terms satisfactory to the Administrative Agent, acting reasonably, up to an aggregate outstanding amount, at any time, of $500,000(or the equivalent amount in another currency) (excluding the Corn Oil Separation System Agreement dated November 16, 2011 between Solution Recovery Services, LLC, a Michigan limited liability company and AEAFK, in effect as of the date hereof);

(d)
Indebtedness incurred by the Borrower or any Company Party pursuant to (i) the Corn Procurement and Working Capital Agreement, dated March 11, 2011 between AEAFK and J.D. Heiskell & Co.; (ii) the Heiskell Purchasing Agreement, dated March 11, 2011 by and between AEAFK and J.D. Heiskell & Co.; and (iii) the Security Agreement dated March 9, 2011 by and between AEAFK and J.D. Heiskell Holdings, LLC, in each case, as such agreements are in effect on the date hereof;

(e)
Intercompany Indebtedness provided such Intercompany Indebtedness (x) is postponed and subordinated to the Note Indebtedness on such terms and pursuant to a promissory note or credit agreement in form and substance satisfactory to the Administrative Agent and (y) is evidenced by a promissory note or loan agreement containing postponement and subordination provisions in form and substance satisfactory to the Administrative Agent; and

(f)	the Subordinated Debt set forth on Schedule 1.1(a).

“Permitted Investors” means Third Eye Capital Corporation, its Affiliates, any Noteholder, the Chairman and his Affiliates, including, McAfee Capital, LLC.

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)
Liens for taxes, rates, assessments or governmental charges or levies which are not due or delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Company Party in conformity with GAAP;

(b)
Inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen’s carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that (i) such Liens are related to obligations not due or delinquent and are not registered, recorded or filed against any assets of the Person or (ii) such Liens are being contested in good faith by appropriate proceedings, so long as (x) the Administrative Agent determines that such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral, (y) enforcement of the contested item shall be effectively stayed and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to assure the Administrative Agent in its discretion that any amounts determined to be due will be promptly paid in full when such contest is resolved; provided, further, that such Liens do not, in the opinion of the Administrative Agent, materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person;

(c)
Easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the opinion of the Administrative Agent, materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person;

(d)
Liens securing appeal bonds and other similar Liens arising in the ordinary course of business in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(e)
Liens arising out of a judgment or award that (i) does not constitute an Event of Default underSection 8.1(p)and (ii) is the subject to a good faith contest by the relevant Company Party by proper legal proceedings;

(f)	Liens in favour of the Administrative Agent and the other Secured Partiescreated by the Security Documents or otherwise to secure the obligations of the Obligors pursuant to the Financing Documents;

(g)
Liens existing on the date hereof and disclosed on Schedule 1.1(b) to the extent such Liens conforms to their description on Schedule 1.1(b) and including any extension, renewal or refinancing thereof provided the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing and scope of the security creating the Lien is not extended;

(h)
Liens arising out of or in connection with (i) the Corn Procurement and Working Capital Agreement, dated March 11, 2011 between AEAFK and J.D. Heiskell & Co.; (ii) the Heiskell Purchasing Agreement, dated March 11, 2011 by and between AEAFK and J.D. Heiskell & Co.; (iii) the Security Agreement dated March 9, 2011 by and between AEAFK and J.D. Heiskell Holdings, LLC., (iv) the WDG Purchase and Sale Agreement dated March 23, 2011 between A.L. Gilbert Company, a California corporation, and AEAFK, (v) the Corn Oil Separation System Agreement dated November 16, 2011 between Solution Recovery Services, LLC, a Michigan limited liability company, and AEAFK, and (vi) the Revolving Line of Credit Agreement between Aemetis International, Inc. and Laird Q. Cagan; in each case, to the extent such Liens secure Indebtedness described in such agreements on the date of this Agreement;

(g)	Permitted Encumbrances; and

(h)	Purchase Money Mortgages securing obligations up to an aggregate outstanding amount, at any time, of $500,000 (or the equivalent amount in another currency).

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, limited liability company, company or corporation with or without share capital, body corporate, association, bank, joint-stock company, unincorporated association or organization, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity or an agency or political subdivision thereof, however designated or constituted.

“Plan” means, at a particular time, any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is covered by ERISA and in respect of which any Company Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements”means, collectively, the Chairman’s Pledge Agreement, the Parent Pledge Agreement and the Subsidiary Pledge Agreements.

“Prime Rate” means a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Money Rates section of The Wall Street Journal, a Dow Jones & Company publication, as the U.S. “prime rate”, or if The Wall Street Journal or such rate is not published on such day, such rate as last published in the Money Rates Section of The Wall Street Journal.  If the Money Rates section of The Wall Street Journal is no longer published or does not publish a rate designated by it as the U.S. “prime rate,” then the “Prime Rate” shall be determined by reference to such other comparable publicly available service for publishing the “prime rate” as may be selected by the Administrative Agent or, in the absence of such availability, by reference to a comparable interest rate selected by the Administrative Agent in its sole discretion.

“Program” means a project financing through or by means of the United States Citizenship and Immigration Service EB-5 Program entered into by AEAFK or any of its Affiliates, and all products and proceeds thereof.

“Properties” means collectively, the Keyes Plant, the other Leased Properties and the Owned Properties.

“Purchase” means a Purchase of Notes made by a Person pursuant to Article 2.

“Purchase Money Mortgage” means any security interest in property acquired by anyCompany Party, including a lease, a leasing agreement or an instalment sale, which is granted or assumed by theCompany Party or which arises by operation of law in favour of the transferor or a Person providing financing concurrently with and for the purpose of the acquisition of such property, in each case where such security interest extends only to the property acquired and its proceeds.

“Redemption Date” has the meaning attributed to such term in Section 4.4.

“Redemption Event” means any of the following events: (i) the completion of any equity offering of Capital Stock of any Company Party that results in gross proceeds of at least $2,000,000, (ii) the consummation of a project financing by a Company Party through or by means of the Program of $30,000,000 or more (subject to project or Program restrictions, (iii) if any Company Party receives proceeds from any government grants and credits, including the California Energy Commission granted provided under the California Producer Incentive Program, (iv) if any Company Party receives any proceeds from the Program, and (v) if any Company Party receives any insurance proceeds of any kind; provided, that so long as no Default or Event of Default has occurred and is continuing and the amount of loss does not exceed $250,000, this clause (v) shall not be a Redemption Event to the extent such Company Party reinvests all such insurance proceeds in productive assets of a kind then used in the Business within 180 days after the event of loss with respect to such insurance proceeds.

“Register” has the meaning attributed to such term in Section 3.1.

“Registered and Records Office” means the principal executive office of each Borrower, or such other address as such Person may advise the Noteholders in writing from time to time.

“Regulation S” means Regulation S adopted by the United States Securities and Exchange Commission under the U.S. Securities Act.

“Related Parties” means, with respect to any Person, such Person’sAffiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Holders” means the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Notes.

“Revenue ParticipationNotes” means, collectively, the notes dated as of the date of this Agreement in the form attached hereto as Exhibit C-3 in the aggregate original principal amount of $10,000,000 issued by the Borrowers made payable to the Noteholders.

“Revenue ParticipationNotes Interest Rate” means 5% per annum.

“Revenue Participation Notes Stated Maturity Date” means the second anniversary of the date of this Agreement.

“Revolving Loan Request” has the meaning set forth in Section 2.4.

“RevolvingNotes” means, collectively, the revolving notes to be issued by the Borrowers made payable to the Noteholders at the First Closing and any Subsequent Closing in the form attached hereto as Exhibit C-4 up to a maximum aggregate original principal amount of $18,000,000.

“Revolving NotesInterest Rate” means (a) the Prime Rate plus 9.75% per annum if the aggregate outstanding principal balance of the Revolving Notes is less than $5,000,000, (b) the Prime Rate plus 11.75% per annum if the aggregate outstanding principal balance of the Revolving Notes is equal to or greater than $5,000,000 but less than $10,000,000 and (c) the Prime Rate plus 13.75% per annum if the aggregate outstanding principal balance of the Revolving Notes is equal to or greater than $10,000,000.

“Revolving Notes Stated Maturity Date” means the first anniversary of the date of this Agreement, provided, that the Revolving Notes Stated Maturity Date shall be extended for up to two additional periods of one year upon written notice to the Administrative Agent not less than 30 days prior to end thereof so long as, at the time of such extension, (a) no Event of Default has occurred and is continuing under any Financing Document and (b) the Borrowers pay the Administrative Agent a Revolving Notes Stated Maturity Date Extension Fee for each additional one year period.

“RevolvingNotes Stated Maturity Date Extension Fee” has the meaning given to such term in the Fee Letter.

“Schedule” means the disclosure schedule delivered by the Parent and Borrowers to the Administrative Agent pursuant to the terms of this Agreement.

“Secured Parties” means the collective reference to the Administrative Agent, the Noteholders,and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to any Note Purchase Documents.

“Security” means, at any time, the charges, mortgages, pledges, assignments, liens, security interests and other encumbrances in favour of the Administrative Agent or the other Secured Parties, in the Collateral under this Agreement and the other Note Purchase Documents.

“Security Agreement” means, collectively, the Amended and Restated Security Agreement dated as of the date hereof by and among the Parent, the Borrowers and each of other Company Party, together with any other security agreement executed by a Person in favour of the Administrative Agent to secure the Note Indebtedness.

“Security Documents” means, collectively, the Security Agreements, the Pledge Agreements, the Guarantees, the Mortgages, the Blocked Account Agreements, patent security agreements, trademark security agreements, copyright security agreements, all guarantees and other security granted to the Administrative Agent and the other Secured Parties, or any of them, as security for the Note Indebtedness, and including all amendments, modifications or replacements thereof and supplements thereto.

“Senior Officer” means, (i) with respect to the Parent, the Chairman, the chief executive officer, the president, or the chief financial officer and, (ii) with respect to any other Person, the chief executive officer, the president, or the chief financial officer of such Person.

“Solvent” means, with respect to any Person as of any date of determination, that on such date (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subordinated Debt” means any Indebtedness of the Parent or any Company Party in an aggregate principal amount of not more than $2,000,000 that is unsecured and subordinated by written agreement in right of payment, liens, security and remedies to the Note Indebtedness in form and substance acceptable to the Administrative Agent.

“SubsequentClosings” means, at the option of the Borrowers, one or more Closings for the purchase and sale ofRevolving Notesfollowing the First Closing, in each case as contemplated herein, provided that no more than $18,000,000 principal amount of Revolving Notes shall be issued and outstanding at any time.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the Capital Stock or other interests having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Pledge Agreements” means, collectively, (a) the Amended and Restated Pledge Agreement dated as of the date hereof by Aemetis International, Inc. to the Administrative Agent for the benefit of the Secured Parties, pledging all Capital Stock held by such Person in the capital of International Biofuels Ltd. and any other Subsidiaries, (b) the Amended and Restated Pledge Agreement dated as of the date hereof by Aemetis Biofuels, Inc. to the Administrative Agent for the benefit of the Secured Parties, pledging all Capital Stock held by such Person in the capital of Energy Enzymes, Inc. and any other Subsidiaries, (c) the Pledge Agreement dated as of the date hereof by AE Advanced Fuels, Inc.  to the Administrative Agent for the benefit of the Secured Parties, pledging all Capital Stock held by such Person in the capital of Keyes Facility Acquisition Corp. and any other Subsidiaries and (d) the Pledge Agreement dated as of the date hereof by Aemetis Americas, Inc. to the Administrative Agent for the benefit of the Secured Parties, pledging all Capital Stock held by such Person in the capital of AE Biofuels, Inc. and any other Subsidiaries, in each case, as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.

“Taxes” has the meaning specified in Section 2.19.

“Transfer” has the meaning set forth in Section 3.1.

“UCC” or “Uniform Commercial Code”means the Uniform Commercial Code as in effect from time to time in the State of Delaware;  provided,  however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Person” means a “U.S. Person” as that term is defined in Rule 902(k) of Regulation 5.

“U.S.Securities Act” means the United States Securities Act of 1933, as amended.

“Voting Shares” means shares of Capital Stock of any class of any Person carrying voting rights under all circumstances, provided that for the purposes of such definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, whether or not such event shall have occurred, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such event.

Section 1.2  Meaning of “outstanding” for certain purposes

(1)
Every Note executed and delivered by the Borrowers hereunder shall be deemed to be outstanding until it shall be cancelled or delivered to the Borrowers for cancellation, or a new Note shall be issued in substitution therefore, provided that:

(a)
where a new Note has been issued in substitution for a Note which has been mutilated, lost, stolen or destroyed, only the new Note shall be counted for the purpose of determining the aggregate principal amount of Notes outstanding;

(b)	Notes which have been partially redeemed or purchased shall be deemed to be outstanding only to the extent of the unredeemed or unpurchased part of the principal amount thereof; and

(c)
for the purpose of any provision of this Agreement entitling Holders to vote, sign consents, requests or other instruments or take other action under this Agreement, Notes owned, directly or indirectly, legally or equitably by Borrowers or any Affiliate or Subsidiary of the Borrowers shall be disregarded, except that:

(i)
Notes so owned which have been pledged in good faith other than to the Borrowers or an Affiliate or Subsidiary of any Borrower shall not be so disregarded if the pledgee shall establish, to the satisfaction of the such Borrower, the pledgee's right to vote such Notes, sign consents, requisitions or other instruments or take such other actions in its discretion free from the control of any Borrower or any Affiliate or Subsidiary of such Borrower; and

(ii)	Notes so owned shall not be disregarded if they are the only Notes outstanding.

Section 1.3  Certain Phrases, etc.

In this Agreement (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, and references to “this Agreement”, “hereof” and “herein” and like references refer to this Agreement and not to any particular Article, Section or other subdivision of this Agreement and the expressions “Article”, “Section”, “subsection” and “paragraph” followed by a number mean and refer to the specified Article, Section, subsection paragraph of this Agreement.

Section 1.4  Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsection and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.5  Statute References

Any reference in this Agreement to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.

Section 1.6  Currency

Any reference in this Agreement to “Dollars”, “dollars” or “$” shall be deemed to be a reference to lawful money of the United States and any reference to any payments to be made by the Borrowers shall be deemed to be a reference to payments made in lawful money of the United States. Should any payment be made to the Administrative Agent in a currency other than United States dollars, the Administrative Agent shall not be obligated to apply any particular exchange rate to such currency and may convert such funds at the Administrative Agent's sole discretion, acting reasonably.

Section 1.7  Non-Business Day

Whenever any payment to be made hereunder shall be due, any period of time would begin or end, any calculation is to be made or any other action is to be taken on or as of, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, unless otherwise specifically provided for herein, on or as of the next succeeding Business Day and the holder of any Note shall not be entitled to any further interest or other payment in respect of such delay.

Section 1.8  Invalidity of Provisions

Each of the provisions contained in this Agreement or the Notes is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity, legality or enforceability of any other provision hereof or thereof.

Section 1.9  Governing Law

(1)
This Agreement and the other Note Purchase Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Purchase Document (except, as to any other Note Purchase Document, as expressly set forth therein) and the transactions contemplated hereby and therebyshall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

(2)
Each Borrower and the Parent irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Holder or any Related Party of the foregoing in any way relating to this Agreement or any other Note Purchase Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Delaware sitting in the State of Delaware, and of the United States District Court sitting in the State of Delaware, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Note Purchase Document shall affect any right that the Administrative Agent or any Holder may otherwise have to bring any action or proceeding relating to this Agreement or any other Note Purchase Document against the Borrowers, the Parent or any other Company Party or any of their respective properties in the courts of any jurisdiction.

(3)	All negotiations and agreements pertaining to the Financing shall be deemed to have been conducted and concluded in the Province of Ontario.

Section 1.10  Service

Each of the Parent and the Borrowers irrevocably consents to service of process in the manner provided for notices in Article 11.  Nothing in thisSection 1.10 shall affect the right of the Administrative Agent or any other Secured Party to serve legal process in any other manner permitted by applicable law or affect the right of the Administrative Agent or any other Secured Party to bring any suit, action or proceeding against any Obligor or its property in the courts of other jurisdictions.

Section 1.11  Paramountcy

In the event of any inconsistency between the provisions of any section of this Agreement and the provisions of any Note Purchase Document or any Schedule which forms a part hereof, the provisions of this Agreement shall prevail.

Section 1.12  Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.13  Time of the Essence

Time shall be of the essence in all respects in this Agreement.

Section 1.14  Accounting Terms

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP except that, for the purposes of calculating the financial covenants set forth in Section 6.2, no Subsidiary that is not an Obligor shall be included in such calculations and definitions.

ARTICLE 2
THE NOTES

Section 2.1  Purchase of the Notes

Relying on the representations and warranties set out in this Agreement, and subject to the terms and conditions set out in this Agreement, at each applicable Closing, the Noteholders hereby agree to purchase from the Borrowers, and the Borrowers hereby agree to issue to the Noteholders, the Notes.

Section 2.2  Conditions Precedent to Purchase of Notes

It shall be a condition precedent to the purchase of the Notes, in whole or in part at any time and on each Closing Date, that the Administrative Agent and the Noteholders are satisfied, in their sole discretion, that no Defaults or Events of Default have occurred and are continuing, all of the representations and warranties of the Obligors in the Note Purchase Documents are true and correct, no Material Adverse Effect shall have occurred and be continuing, no event, condition or state of facts shall exist or have occurred that could reasonably be expected to result in a Material Adverse Effect, the purchase and sale of the Notes shall not violate any Applicable Law, and the Administrative Agent and the Noteholders shall have completed or received, as applicable, and shall be satisfied (in form and substance) with, in their sole discretion:

(a)	all credit, collateral, business, financial, management, legal and other due diligence, including the following:

(i)
a final use of proceeds of the Financing (which, once agreed by the Administrative Agent, shall be the Agreed Use of Proceeds) and pro forma consolidated balance sheet of the Parent after giving effect to the Acquisition and Financing;

(ii)
satisfaction of the Administrative Agent that there is no material damage or destruction to any of the Collateral, nor any material depreciation in the value thereof, and that all Collateral is covered by insurance in sufficient form and substance naming the Administrative Agent as first loss payee and additional insured;

(iii)	a final valuation report from Natwick Associates, in form and substance satisfactory to the Administrative Agent;

(iv)	finalization of the definitive legal and tax structure in respect of the Financing in form and substance satisfactory to the Administrative Agent; and

(v)
satisfaction of the Administrative Agent that there are no pending or threatened disputes that seeks to adjourn, delay, enjoin, prohibit or impose material limitations on any aspect of the Financing or that has had, or could have, a Material Adverse Effect;

(b)	the Administrative Agent shall have received, in each case in form and substance satisfactory to it:

(vi)
a certificate of a Senior Officer of each Borrower and each other Obligor attaching copies of its Organizational Documents and any stockholder agreement with respect to such Obligor, a list of its officers and directors with occupations of all directors, specimens of the signatures of those officers or directors who are executing the Note Purchase Documents on its behalf, copies of the corporate proceedings taken to authorize it to execute, delivery, and perform its obligations under the Note Purchase Documents and all related and security documentation, and other corporate and “know-your-client” information that Administrative Agent or the other Noteholders may require;

(vii)
a certificate of status, compliance, good standing or equivalent for each Borrower and each other Obligor for its jurisdiction of incorporation and for each jurisdiction where it carries on business or where registrations or filings in relation to the Collateral have been effected;

(viii)
all required director, shareholder, government and third-party consents, approvals and Authorizations necessary or required in connection with this Agreement, the Notes, the Security Documents and any other Note Purchase Documents;

(ix)
all Note Purchase Documents (including the Blocked Account Agreements) duly executed and delivered by a Borrower, the other Obligors and the other parties thereto and, where applicable, in form suitable for filing or recording in all filing and recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first priority Lien, subject only to Permitted Liens, on the property described therein in favour of the Administrative Agent, for the benefit of the Secured Parties, and evidence that all filing, stamp, intangible, and recording taxes and fees have been paid;

(x)
UCC, bankruptcy, litigation and other customary transaction searches shall have been received and be deemed satisfactory to the Administrative Agent, and confirmation satisfactory to the Administrative Agent of registration, recordation and filing, as applicable, of all Security Documents in all offices of public record as may be required to properly perfect the mortgages, charges and Liens created thereby, subject only to Permitted Liens;

(xi)
releases, discharges, subordination agreements, waivers, confirmations, consents (including those required under any Material Contracts or from landlords, warehousemen, mechanics, materialmen, mortgagees and licensors) as may be required in the discretion of the Administrative Agent and to ensure that all Note Indebtednessis secured by first priority Liens, subject to Permitted Liens that by law rank in priority, on the Collateral with such exceptions as are permitted pursuant to this Agreement;

(xii)
opinions (including title opinions, as applicable) from legal counsel for the Borrowers and the Parent, addressed to the Administrative Agent with respect to such matters as the Administrative Agent may reasonably request and in form and substance reasonably acceptable to the Administrative Agent;

(xiii)
a certificate from a Senior Officer of the Borrowers and each other Obligor that all representations and warranties of the Borrowers and the other Obligors under the Security Documents and the other Note Purchase Documents to which such Obligor is a party are true and correct and as to such other matters as the Administrative Agent reasonably requires;

(xiv)
certificates of insurance or policy endorsements, as applicable, evidencing that the Administrative Agent has been named as an additional insured and first-loss payee on all property insurance policies of the Company Parties;

(xv)
certificates of insurance or policy endorsements, as applicable, evidencing that each of the Secured Parties has been named as additional insured on all liability insurance policies of the Company Parties;

(xvi)
certificates representing the Capital Stock pledged by the Chairman and the other Obligors together with stock transfer powers duly executed in blank by the pledging Obligor, and each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(xvii)	payment of all fees and expenses contained in the Fee Letter, this Agreement, or any other Note Purchase Document.

(c)
the Acquisition shall be consummated concurrently with the First Closing, and the Administrative Agent shall have received, in form and substance satisfactory to it, certified executed copies of definitive legal documentation in connection with the Acquisition, and other agreements related and integral to the completion of the Acquisition, and all conditions under such documentation shall have been satisfied without amendment or waiver;

(d)	the other transactions contemplated by the Financing Documents shall be consummated concurrently with the First Closing;

(e)	immediately following the Financing, no Company Party shall have any Indebtedness (other than Permitted Indebtedness);

(f)
all costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Secured Parties shall have been paid to the extent due;

(g)
evidence satisfactory to the Administrative Agent that after giving effect to the transactions contemplated by this Agreement, the Parentis in pro forma compliance, on a consolidated basis, with all financial covenants required by this Agreement;

(h)	the aggregate principal amount of Notes issued pursuant to this Agreement does not exceed $47,184,573.64 on the First Closing;

(i)	evidence of the issuance of 15,000,000 shares of Common Stock to the Holders;

(j)
a Phase I Environmental Site Assessment Report for the Keyes Plant, accompanied by corresponding reliance letters (to the extent such report does not permit reliance thereon by the Administrative Agent and the Noteholders), satisfactory to the Administrative Agent;

(k)	the appointment by the Parent of McGladrey, LLP or one of its Affiliates as auditors;

(l)
a fully-paid ALTA standard form of mortgagee policy of title insurance issued by First American Title Insurance Company, in favour of the Administrative Agent for the benefit of the Secured Parties, together with such endorsements as are requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, in an amount of not less than $50,184,573.64, that shall (A) insure the validity and priority of the Liens created under the the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof by Cilion Acquisition Corp. to First American Title Insurance Company in favour of the Administrative Agent, and (B) contain a pending disbursement provision satisfactory to the Administrative Agent;

(m)	continued subordination of any debt to the Chairman, Laird Cagan, other directors, or their respective Affiliates and relatives; and

(n)
such other documents relating to the transactions contemplated by this Agreement and any other Note Purchase Documents as the Administrative Agent or its counsel or any other Noteholder may reasonably request.

Section 2.3  Creation and Issuance of the Notes

The Borrowers hereby create and authorize the Notes for issuance in the aggregate principal amount of up to $50,184,573.64. The Notes shall be dated as of their applicable Issue Date (including all replacement certificates issued in accordance with this Agreement) and will become due and payable, together with all accrued and unpaid interest thereon, on the Maturity Date.  Other than the Revolving Notes, which may be re-issued once redeemed, none of the other Notes may be re-issued once redeemed.

Section 2.4  Subsequent Closings and Revolving Notes

Subject to the terms and conditions set forth in Section 2.2, on and after the date of this Agreement and upon written notice by the Borrowers to the Administrative Agent of not less than ten Business Days in substantially the form attached hereto as Exhibit B (each, a “Revolving Loan Request”), the Noteholders, severally, and not jointly, agree to issue Revolving Notes in an aggregate amount not to exceed at any time outstanding the amount identified in the Allocation Notice; provided, however, that after giving effect to any outstanding Revolving Notes, the aggregate principal amount of all outstanding Revolving Notes shall not exceed $18,000,000.  The aggregate principal amount of any new Revolving Notes issued at any Subsequent Closing must be at least $500,000 and in increments of $100,000.   At each Subsequent Closing, the Borrowers shall deliver an officer’s certificate to the Administrative Agent and such other evidence reasonably acceptable to the Administrative Agent that the conditions precedent set forth in Section 2.2 have been met.

Section 2.5  Description of Notes

The Notes shall mature and become due and payable on the Maturity Date.  The Notes shall bear interest from their applicable Issue Date at the Applicable Interest Rate (after, as well as before, default or judgment).  On the occurrence of and during the continuation of an Event of Default, the Applicable Interest Rate shall be increased by the Default Rate.  Interest on the Notes shall be payable in arrears in monthly instalments on the first Business Day of the month commencing on the first Business Day of the calendar month immediately following the date of this Agreement.

Section 2.6  Place of Payment

Subject to Section 9.2, the principal amount of the Notes and interest thereon due on maturity will be payable in lawful money of the United States against surrender of such Notes by the respective Holders thereof at the Registered and Records Office of the Borrowers, provided that the Borrowers may from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all of such purposes, and may from time to time rescind such designations. The Borrowers will give prompt written notice to the Administrative Agent of any such designation and any change in the location of any such other office.

Section 2.7  Form of Notes

Each Note shall be issued in an initial minimum principal amount of $1,000,000. The Notes shall be in the English language. The form of Note shall be substantially in the form set out in Exhibit C hereto. The Notes shall bear such distinguishing letters and numbers as the Borrowers may approve. The Notes may be engraved, printed or lithographed, mimeographed or typewritten, or partly in one form and partly in another, as the Borrowers may determine.

Section 2.8  Legend

(1)
The Notes have not been and will not be registered under the U.S. Securities Act or under any United States state securities laws. The Notes may not be offered or sold, directly or indirectly, in the United States or to a U.S. Person, unless the Notes are sold in a transaction that does not require registration under the U.S. Securities Act, and any applicable state laws and regulations governing the offer and sale of securities. Each Note originally issued in the United States, or to, or for the account or benefit of, a U.S. Person, and each Note issued in exchange therefor or in substitution thereof shall bear the following legends or such variations thereof as the Borrowers may prescribe from time to time:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN ACCORDANCE WITH (I) RULE 144A, IF AVAILABLE, OR (II) RULE 144, IF AVAILABLE, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) UNDER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS;

provided that, if the Notes are being sold outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act, and provided that each Borrower is a “foreign issuer” within the meaning of Rule 902 of Regulation S at the time of such sale, the legend may be removed by providing a customary form of declaration to each Borrower (or such other evidence of exemption, including an opinion of counsel, as each Borrower may reasonably prescribe from time to time), provided further, if the Notes are being sold under Rule 144 under the U.S. Securities Act and in compliance with applicable state securities laws, the legend may be removed by delivery to each Borrower of an opinion of counsel reasonably satisfactory to each Borrower to the effect that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

(2)
Upon receipt of such evidence of exemption (reasonably acceptable to Borrower) as referred to in this  Section 2.8(2), each Borrower shall use its reasonable best efforts to remove such legend within five Business Days of receipt of such declaration.

(3)
Notwithstanding any other provisions of this Agreement, each Borrower and/or its transfer agent may impose additional reasonable requirements for the removal of legends from Notes in compliance with Rule 904 of Regulation S under the U.S. Securities Act.

(4)
Notwithstanding any other provisions of this Agreement, in processing and registering transfers of Notes, no duty or responsibility whatsoever shall rest upon any Borrower to determine the compliance by any transferor or transferee with the terms of the legend above, or with the relevant securities laws or regulations, including, without limitation, Regulation S of the U.S. Securities Act, and such Borrower shall be entitled to assume that all transfers are legal and proper insofar as they relate to such aforementioned legend, laws and regulations.

Section 2.9  Execution of Notes

All Notes shall be signed (either manually or by facsimile signature) by any Senior Officer of each Borrower. A signature upon any of the Notes shall for all purposes of this Agreement be deemed to be the signature of the individual whose signature it purports to be and to have been signed at the time such signature (either manual or in facsimile) may appear on the Notes and notwithstanding that any individual whose signature (either manual or in facsimile) may appear on the Note is not, at the date of Agreement or at the date of the Notes or at the date of the certifying and delivery thereof, any Senior Officer, as the case may be, of such Borrower, such Notes shall be valid and binding upon the Borrowers and the Holders shall be entitled to the benefits of this Agreement.

Section 2.10  Certification

No Note shall be issued or, if issued, shall be obligatory or shall entitle the Holder to the benefits of this Agreement, until it has been executed by manual or facsimile signature by or on behalf of the Borrowers substantially in the form of the Note set out in Exhibit C hereto, or in some other form approved by the Borrowers as permitted hereby. Such execution of the Note shall be conclusive evidence that such Note is duly issued and is a valid and binding obligation of the Borrowers and that the Holder is entitled to the benefits of this Agreement.

Section 2.11  Interest and Payments

(1)
Every Note, whether issued originally or in exchange for other previously issued Notes, shall bear interest from and including the later of (i) the Issue Date; and (ii) the last Interest Payment Date with respect to which interest shall have been paid or made available for payment on theNotes, to, but not including, the subsequent Interest Payment Date. Interest shall be paid monthly in arrears on the first Business Day of each month for interest accrued in the previous month.

(2)
Interest shall be computed on the basis of a year of 365 days for payments. For the purposes of this Agreement, whenever interest is computed on the basis of a year (a “Deemed Year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing such product by the number of days of the Deemed Year.

(3)
Wherever in this Agreement or the Notes there is mention, in any context, of the payment of interest, such mention shall be deemed to include the payment of interest on amounts in default to the extent that in such context such interest is, was or would be payable pursuant to this Agreement or such Notes and express mention of interest on amounts in default in any of the provisions hereof shall not be construed as excluding such interest in those provisions hereof where such express mention is not made.

(4)	All payments of principal or interest under the Notes shall be made to the Administrative Agent for the benefit of the Noteholders by wire or other electronic transfer of immediately available funds.

Section 2.12  Replacement of Notes

If any of the Notes issued and certified hereunder shall become mutilated or be lost, stolen or destroyed, the Borrowers shall issue and deliver, a replacement Note of like date and tenor as the one mutilated, lost, stolen or destroyed in exchange for and in place of and upon surrender and cancellation of such mutilated Note, or, in the case of a lost, stolen or destroyed Note, in lieu of and in substitution for the same, and the substituted Note shall be in a form of the Note attached as Exhibit C hereto, and shall be entitled to the benefits of this Agreement and shall, in accordance with Section 2.16, rank equally with all other Notes issued or to be issued hereunder. In case of loss, theft or destruction, the applicant for a substituted Note shall furnish to the Borrowers such evidence of such loss, theft or destruction as shall be satisfactory to each of them in their own discretion, acting reasonably. The Borrowers shall pay all expenses incidental to the issuance of any such new Note and a customary indemnity from the applicant, in a form acceptable to the applicant, in favour of the Borrowers in respect of the lost, stolen or destroyed Note shall be provide by the applicant.

Section 2.13  Option of Holder as to Place of Payment

Except as provided otherwise herein, all amounts which at any time become payable on account of any Note or any interest thereon shall be payable at the option of the Holder at any of the places at which the principal and interest in respect of such Note are payable pursuant to Section 2.6.

Section 2.14  Record of Payments

Each Borrower shall maintain accounts and records evidencing each payment of principal of and interest on the Notes.   The Borrowers shall be responsible for all aspects of the records related to or payments made on account of beneficial interests in any Note and for maintaining, reviewing, or supervising any records relating to such beneficial interests.

Section 2.15  Surrender for Cancellation

If the principal amount due upon any Note shall become payable before the Applicable Stated Maturity Date thereof, the Person presenting such Note for payment shall surrender the same for cancellation to the Registered and Records Office of the Borrowers and the Borrowers shall pay or cause to be paid the interest accrued and unpaid thereon in cash together with all other obligations owing to the Administrative Agent or any Noteholder under or in connection with this Agreement and the Notes in immediately available funds (computed on a per diem basis if the date fixed for payment is not an Interest Payment Date).

Section 2.16  Notes to Rank Pari Passu

The Notes shall rank pari passu (equally and rateably) with each other and shall be secured obligations of the Borrowers, and the Liens granted for the benefit of the Secured Parties pursuant to the Security Documents shall constitute security ranking in first priority over all other Liens on the Collateral, except any applicable Permitted Liens which by law rank in priority.

Section 2.17  No Setoff

All payments hereunder and under the Notes shall be made by the Borrowers without setoff, offset, deduction or counterclaim, free and clear of all taxes (excluding, in the case of the Holders, taxes imposed on such Holders’ net income), levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any Governmental Entity. If a Borrower is required by Applicable Laws or by the interpretation or administration thereof to deduct, setoff, or withhold any amount from or in respect of any payment to the Administrative Agent or Noteholders hereunder or under the Notes or any other Note Purchase Documents, then the amount so payable shall be increased so that, after making all required deductions, setoffs and withholdings, the Administrative Agent or Noteholders shall receive an amount equal to the sum which would have been received had no such deductions, setoffs or withholding been made.

Section 2.18  Use of Proceeds

The Borrowers shall use the net proceeds from the issuance of the Notes to fund (i) the Acquisition, (ii) the repayment of outstanding indebtedness to the holders of the Notes issued pursuant to the Note and Warrant Purchase Agreement dated as of May 16, 2008 by and among the Parent, the Administrative Agent and the other parties thereto, (iii) general working capital purposes and general corporate purposes, in each case, of the Borrowers and the Parent, (iv) the repayment of certain outstanding obligations owed to David Lies, Laird Cagan and Third Eye Capital Corporation pursuant to short-term advances provided to the Borrowers in May 2012 and June 2012 and (v) certain expenses associated with the Financing and approved by the Administrative Agent, in each case, in accordance with the Agreed Use of Proceeds, and for no other purpose whatsoever without the prior written consent of the Administrative Agent.

Section 2.19  Taxes and Other Taxes

(1)
All payments to the Administrative Agent and the Holders by the Borrowers and the Parent under any of the Note Purchase Documents shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all related liabilities, excluding income taxes imposed on the net income of a Holder and franchise taxes imposed on the net income of a Holder, in each case by the jurisdiction under the laws of which such Holder is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Holder engages in business activity other than activity arising solely from the Holder having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Note Purchase Document or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes”) imposed by the United States of America or any other relevant jurisdiction (or any political subdivision or taxing authority of it), unless such Taxes are required by applicable law to be deducted or withheld.  If any Borrower or the Parent shall be required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under any of the Note Purchase Documents (i) the amount payable shall be increased (and for greater certainty, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 2.18, the Administrative Agent and the Holders receive an amount equal to the amount they would have received if no such deduction or withholding had been made, (ii) the Borrowers and/or the Parent, as applicable, shall make such deductions or withholdings, and (iii) the Borrowers and/or the Parent shall pay when required the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law.

(2)
Each of Borrowers and the Parent agrees to immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as “Other Taxes”) which arise from any payment made by the Borrowers and/or the Parent, as applicable, under any of the Note Purchase Documents or from the execution, delivery, recordation, or registration of, or otherwise with respect to, any of the Note Purchase Documents.

(3)
The Borrowers and the Parent shall jointly and severally indemnify the Holders and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.18) payable or paid by the Holders or the Administrative Agent and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days from the date the Administrative Agent or the relevant Holder, as the case may be, makes written demand for it.  A certificate as to the amount of such Taxes or Other Taxes submitted to the Borrowers by the Administrative Agent or the relevant Holder shall be conclusive evidence, absent manifest error, of the amount due from the Borrowers and/or the Parent to the Administrative Agent or the Holders, as the case may be.

(4)
Upon the Administrative Agent’s request, each Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes made by the Borrowers or the Parent within 30 days after the date of any payment of Taxes or Other Taxes.

(5)	The provisions of this 2.18 shall survive the termination of the Agreement and the repayment of all Note Indebtedness.

ARTICLE 3
REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP OF NOTES

Section 3.1  Registration

Each Borrower shall, at all times while any Notes are outstanding, cause to be kept at the Registered and Records Office of such Borrower, a central register (the “Register”) in which shall be entered the names and latest known addresses of the Noteholders and the other particulars, as prescribed by law, of the Notes held by them respectively and of all assignments or transfers of Notes (a “transfer”). Such registration shall be noted on the Notes when issued by such Borrower. The Register shall, upon prior written notice, at all reasonable times during business hours on a Business Day be open for inspection by any Noteholder.

Section 3.2  Transfer of Notes

(1)	A Noteholder may at any time and from time to time have a Note or any portion thereof transferred at the Registered and Records Office of each Borrower.

(2)	No transfer of a Note or any portion thereof shall be effective as against a Borrower unless:

(a)
such transfer is made by the Holder or the executor, administrator or other legal representative of, or any attorney of, the Holder, duly appointed by an instrument received bysuch Borrower, acting reasonably;

(b)	the form of transfer, in the form attached to the Note,together with the Note has been received by such Borrower; and

(c)	such transfer is made in compliance with all Applicable Laws.

Any transfer of a Note or any portion thereof shall require the prior written consent of the Administrative Agent.  For greater certainty, no consent of the Borrowers shall be required in connection with any transfer of a Note or any portion thereof otherwise in compliance with this Agreement.

(3)
To the extent any portion of a Note (but not the entire principal amount of a Note) is transferred pursuant hereto, upon presentation of such Note, the Borrowers shall execute Notes representing the transferred portion and the balance not so transferred and the original Note shall thereupon be cancelled.  Notwithstanding any failure by the Borrowers to so execute such Notes, the transferee shall have all rights of a Noteholder with respect to the portion of any Note transferred to it in compliance with this Agreement and the transferor shall retain all rights of a Noteholder with respect to the balance of the Note not so transferred.

(4)
Upon becoming a Noteholder in accordance with the provisions of this Agreement, the transferee thereof shall be deemed to have acknowledged and agreed to be bound by this Agreement. Upon registration of such transferee as the holder of a Note, the transferor shall cease to have any further rights under this Agreement with respect to such Note to the extent so transferred.

Section 3.3  Transferee Entitled to Registration

The registered transferee of a Note shall be entitled, after a form of transfer, in a form reasonably acceptable to the Borrowers, is lodged with the Borrowers and upon compliance with all other conditions in that regard required by this Agreement or by law, to be entered on the Register as the Holder of the Note free from all equities or rights of setoff or counterclaim between the Borrowers and the transferor or any previous Holder, except in respect of equities of which the Borrowers are required to take notice by statute or by order of a court of competent jurisdiction.

Section 3.4  Exchange of Notes

Notes of any denomination may be exchanged for Notes of any other denomination or denominations, any such exchange to be for Notes of an equivalent aggregate principal amount, at the expense of the Borrowers. Exchanges of Notes may be made at the Registered and Record Offices of the Borrowers. Any Notes tendered for exchange shall be cancelled. The Borrowers shall execute all Notes necessary to carry out such exchanges.

Section 3.5  Ownership of Notes and Entitlement to Payment

(1)
The Holder of a Note shall be entitled to the principal and interest evidenced by such Note, less any amounts paid to the original or any previous Holder of the Note, but free from all other equities or rights of set-off or counterclaim between the Borrowers and the original or any intermediate Holder thereof (except any equities of which the Borrowers are required to take notice by law or by order of a court of competent jurisdiction). The receipt by any such Holder of any principal or interest shall be a good and sufficient discharge to the Borrowers for the amount so paid, and the Borrowers shall not be bound to inquire into the title of any such Holders.

(2)
The Borrowers may treat the Holder of a Note as the beneficial owner thereof without actual production of such Note for the purposes of any direction, consent, instrument or other document to be made, signed or given by the Holder of such Note.

Section 3.6  Restriction on Transfer of Notes under U.S. Securities Laws

(1)	Notwithstanding anything contained in this Agreement, or the certificate evidencing the Notes, each Borrower:

(a)
shall only be obligated to register a transfer of a Note (or any portion thereof) imprinted with the legends specified in Section 2.8 if such Borrower has received, in addition to a properly completed and executed transfer form in the form included in such certificate, either (A) a properly completed and executed customary form of declaration (or as otherwise reasonably prescribed by such Borrower), or (B) a written opinion of counsel or other evidence satisfactory to such Borrower, acting reasonably, to the effect that the transfer of such Note is in compliance with applicable United States federal and state securities laws; and

(b)	shall not be obligated to register any transfer of a Note (or any portion thereof) if it has reasonable grounds to believe that such transfer is otherwise not in accordance with Applicable Law.

Section 3.7  No Notice of Trusts

No Borrower shall be bound to take any notice of or see to the performance or observance of any duty owed to a third Person (whether under a trust, express, implied, resulting or constructive, in respect of any Note or otherwise) by the beneficial owner or the Holder of a Note or any Person whom such Borrower treats, as permitted or required by law, as the beneficial owner or the Holder of such Notes, and such Borrower may transfer any Note on the direction of the Person so treated or registered as the Holder thereof, whether named as trustee or otherwise, as though that Person were the beneficial owner thereof.

ARTICLE 4
REDEMPTION

Section 4.1  Mandatory Tiered Redemption of Notes

(1)
From the date of this Agreement until July 31, 2012, the Borrowers shall redeem Existing Notes having an aggregate face value equal to 50% of Free Cash Flow for each month in such period.  Given the nature and timing of the information needed to calculate the Free Cash Flow, the Borrowers acknowledge that the Administrative Agent shall issue an invoice for each calendar month in such period and the Borrowers shall redeem such amount within five Business Days after its receipt of such invoice.

(2)
Commencing on August 1, 2012, on the last Business Day of each week, the Borrowers shall redeem Existing Notes in the amount of $50,000.  The aggregate amount of all such redemptions for each calendar month shall be referred to as the “Minimum Monthly Base Redemption Amount.”  The Borrowers shall also redeem Existing Notes in an amount equal to the positive difference between (A) the greater of (i) $0.05 per gallon of ethanol produced from the Keyes Plant and (ii) 50% of the Free Cash Flow of the Borrowers and (B) the Minimum Monthly Base Redemption Amount (such amount, the “Additional Monthly Base Redemption Amount”).  Given the nature and timing of the information needed to calculate the Additional Monthly Base Redemption Amount, the Borrowers acknowledge that the Administrative Agent shall issue an invoice for each calendar month that the Administrative Agent determines that the foregoing formula requires that an Additional Monthly Base Redemption Amount is due and the Borrowers shall pay such amount within five Business Days after its receipt of such invoice.

(3)	In addition, the Borrowers shall redeem Existing Notes in the amount of $300,000 on the final Business Day of each Fiscal Quarter commencing with the third Fiscal Quarter of 2012.

Section 4.2  Redemption on Occurrence of Certain Events

(1)
Partial Redemption.  Upon the occurrence of a Redemption Event, the Borrowers shall redeem that portion of the Notes equal to the net proceeds received by the Borrowers from such Redemption Event.  The Borrowers shall redeem the Notes in the following order of priority: (a) the Existing Notes, (b) the Acquisition Notes, (c) the Revenue Participation Notes, and (d) the Revolving Notes.  Notwithstanding anything to the contrary, in the event that any Company Party completes an equity offering of Capital Stock that results in gross proceeds of at least $50,000,000, the Borrowers shall redeem the Revenue Participation Notes for an amount equal to the sum of the then outstanding principal balance, plus all accrued and unpaid interest owing thereon. In addition, to the extent that any Company Party completes an equity offering of Capital Stock that results in gross proceeds of at least $50,000,000 and any Note Indebtedness remains outstanding, the Borrowers shall redeem the Notes in an amount equal to 100% of the monthly Free Cash Flow of the Borrowers; provided, however, the Borrowers shall be permitted to make Revolving Loan Requests in accordance with Section 2.4 hereof.

(2)
Full Redemption.  In addition to and not in limitation of the foregoing, on the earlier of: (a) the Applicable Stated Maturity Date; (b) a Change of Control or (c) the occurrence and continuation of an Event of Default upon acceleration by the Administrative Agent in accordance with Section 8.2, the Borrowers shall redeem the Notes for an amount equal to the sum of the then outstanding principal balance, plus all accrued and unpaid interest owing thereon,plus the Acquisition Notes Redemption Fee (if applicable),and pay in full all other obligations owing to Administrative Agent or any Noteholder under or in connection with this Agreement and the Notes, which amount shall be calculated on the date of redemption and be payable in cash on demand in immediately available funds on such date.

Section 4.3  Option to Redeem

The Borrowers may, on providing at least sixty (60) days prior written notice to the Administrative Agent, redeem a portion of the Notes then outstanding (in whole number multiples of $100,000 only) at a redemption price, in cash, which is equal to the then principal amount of the Notes to be redeemed, plus all accrued and unpaid interest, plus the Acquisition Notes Redemption Fee (if applicable), together with all other amounts owing to Administrative Agent or any Noteholder under or in connection with this Agreement and the Notes; provided, that the Borrowers may not redeem the Acquisition Notes until after the first anniversary of the date of this Agreement.

Section 4.4  Notice to Redeem

A Notice to Redeem shall be given by the Borrowers to the Administrative Agent no later than the date required pursuant to Section 4.1, Section 4.2 or Section 4.3, as the case may be, and in the manner provided in Article 11, which notice (each a “Notice to Redeem”) shall specify: (i) the date on which the redemption is to occur (a “Redemption Date”) (ii) the amount of the Redemption (the “Amount to be Redeemed”), and each Holder's pro rata share to be redeemed, as applicable; (iii) that any portion of any Note not redeemed will continue to accrue interest pursuant to its terms, and (iv) that, unless the Borrowers default on the payment of the Amount to be Redeemed, any Note, or any portion thereof, prescribed for redemption pursuant to the Notice to Redeem shall cease to accrue interest on and after the Redemption Date.

Section 4.5  Manner of Redemption

On the Redemption Date, the Borrowers shall pay the pro rata Amount to be Redeemedtogether with all accrued and unpaid interest to the Administrative Agent on behalf of each Holder.

Section 4.6  Cancellation of Notes on Redemption

On the Redemption Date, each Note in respect of which a Notice to Redeem has been given for the entire amount outstanding thereunder shall be deemed to be transferred by the Holder thereof, without any further act or formality on its part (including delivery for cancellation of the original Note, free and clear of all liens, claims and encumbrances, to the Borrowers for cancellation and the Borrowers shall be deemed to have cancelled such Noteupon deemed delivery and the name of such Holder will be removed from the Register with respect to such cancelled Note and such Noteshall be forthwith cancelled by the Borrowers and may not be reissued or resold and no Notes shall be issued in substitution therefor.

ARTICLE 5
SECURITY

Section 5.1  Company Security Documents

To secure the due payment and performance of its Note Indebtedness,each Borrowers shall execute and deliver to theAdministrative Agentfor the benefit of the Secured Parties the Security Documents to which such Borrowers is or will be a party, which shall at all times constitute first ranking Liens on all Collateral of such Borrower, subject only to Permitted Encumbrances that by law rank in priority.

Section 5.2  Other Obligor Guarantees and Security Documents

(1)
The Parent shall, and shall cause (i) each of the Company Parties (other than the Borrowers) and thematerial Affiliates of the Parent from time to time to, such materiality to be determined in the reasonable discretion of the Administrative Agent, execute and deliver to the Administrative Agent for the benefit of the Secured Parties (x) an unconditional guarantee of the Note Indebtedness of the Borrowers in form and substance satisfactory to the Administrative Agent, and (y) Security Documents which shall at all times constitute first ranking Liens on all Collateral of the Parent, such Company Party member or material Affiliate, as the case may be, subject only to Permitted Liens that by law rank in priority, and (ii) the Chairman to execute anddeliver to the Administrative Agent for the benefit of the Secured Parties an unconditional guarantee of the Note Indebtedness of the Borrowers, limited to $10,000,000 and supported by the Chairman’s Pledge Agreement, in each case, in form and substance satisfactory to the Administrative Agent.  Notwithstanding the foregoing, neither International Biofuels Ltd. nor Universal Biofuels Private Ltd. shall be required to grant security over its assets to the Administrative Agent for the benefit of the Secured Parties.

(2)	The Security Documents executed by the Obligors shall secure their Note Indebtedness, including their obligations under their respective Guarantees.

Section 5.3  Registration of the Security

(1)
The Parent shall, and shall cause the other Obligors to, at the Borrower’s expense, register, file, record and give notice of (or cause to be registered, filed, recorded and given notice of) the Security Documents in all offices where such registration, filing, recording or giving notice is necessary for the perfection of the Lien constituted thereby and to ensure that such Lien is first ranking, subject only to Permitted Liens which rank by law in priority.

(2)
Within fifteen (15) Business Days of any amendments to the Register which either add or delete a Noteholder to the list of registered Noteholders or change the address for notice of a Noteholder, the Parent shall, and shall cause the other Company Parties to, at the Borrower’s expense,register, file, record and give notice of such addition or deletion of Noteholder or change of address as may be required to ensure that the registrations made or required to be made pursuant to this Section 5.3 properly reflect the Noteholders described in the Register from time to time, to the extent necessary or desirable to preserve the rights and remedies of the Administrative Agent and the other Secured Parties under the Security Documents.

Section 5.4  Blocked Account Agreements

The Parent shall not, and shall not permit (x) any Borrower or (y) any other Company Party to the extent the Administrative Agent has given notice that Blocked Account Agreements will be required with respect to such Company Party, to open or maintain any deposit account or other bank account except to the extent such deposit account or other bank account is subject to a Blocked Account Agreement.

Section 5.5  After Acquired Property and Further Assurances

The Parent shall, and shall cause the other Obligorsto, from time to time, execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge as may be necessary or desirable in the opinion of the Administrative Agent to ensure that any additional interests in the Collateral acquired after the date hereof and required to be subject to a Lien pursuant to the terms hereof are subject to the Liens created or intended to be created pursuant to the Security Documents as required by this Agreement in the manner contemplated hereby.

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.1  Information Covenants

The Parent shall deliver, or cause to be delivered, to the Administrative Agent (and to otherwise make available for each of the Noteholders)until the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full:

(a)
Annual Reporting.As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (i) an Annual Business Plan for the then current Fiscal Year and (ii) a consolidated balance sheet of the Parent as of the end of such Fiscal Year and the related consolidated statements of income, shareholders or stockholders' equity, and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by such party in accordance with GAAP and audited, without “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by McGladrey, LLP or one of its Affiliates or another firm of independent public accountants acceptable to the Administrative Agent;

(b)
Quarterly Reporting.As soon as available and in any event within forty five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year, consolidated balance sheets of the Parent as of the end of such Fiscal Quarter, the related consolidated statement of income for such Fiscal Quarter and for the portion of such party's Fiscal Year ended at the end of such Fiscal Quarter and the related consolidated statement of cash flows for the portion of such Fiscal Year ended at the end of such Fiscal Quarter, each prepared in accordance with GAAP (except that such balance sheets and other financial statements may not contain all footnote disclosures required in accordance with GAAP and may be subject to normal year-end audit adjustments) setting forth in each case, a comparative form of the figures for (A) the corresponding quarter and the corresponding portion of such party's previous Fiscal Year and (B) the Parent’s projections for each such Fiscal Quarter;

(c)
Monthly Reporting.As soon as available and in any event within fifteen (15) days after the end of each calendar month, consolidated balance sheet of the Borrowers as of the end of such calendar month, the related consolidated statement of income for such calendar month and for the portion of the Fiscal Year ended at the end of such calendar month and the related consolidated statement of cash flows for the portion of such Fiscal Year ended at the end of such calendar month, each prepared in accordance with GAAP (except that such balance sheets and other financial statements may not contain all footnote disclosures required in accordance with GAAP and may be subject to normal year-end audit adjustments) setting forth in each case, a comparative form of the figures for (A) the corresponding calendar month and the corresponding portion of such party's previous Fiscal Year and (B) the Borrowers’ projections for each such calendar month, together with a  management commentary, in each case, in form and substance satisfactory to the Administrative Agent;

(d)
Compliance Certificate.Simultaneously with the delivery of each set of financial statements referred to in Section 6.1(a), Section 6.1(b) and Section 6.1(c), a Compliance Certificate, which shall include, with respect to the financial statements delivered pursuant to Section 6.1(a), confirmation that each Borrower has obtained or caused to be obtained, and continues to maintain in good standing, all licenses and certifications necessary or desirable in connection with the Keyes Facility and the business of the Borrowers;

(e)
Weekly Reporting.  As soon as available and in any event by the first Business Day following each week until the Borrowers have demonstrated achievement of two consecutive Fiscal Quarters of positive Free Cash Flow pursuant to the financing statements delivered in accordance with Section 6.1, a weekly cash flow budget, variance analysis to budget and management commentary, in each case, in form and substance satisfactory to the Administrative Agent.

(f)
Daily Reporting.  On a daily basis, production reports including revenues, payments, costs, cash receipts and operating metrics from all product sources, including account data on all products sold, in each case in form and substance satisfactory to the Administrative Agent.

(g)	Budget Analysis. On each June 1 and December 1, updates of monthly cash flow projections and Capital Expenditures budget, in form and substance satisfactory to the Administrative Agent;

(h)
Blocked Account Reporting. Unless the Administrative Agent has electronic access to a Blocked Account, within five (5) Business Days after the end of each calendar month, a statement issued by the applicable Blocked Account Provider with respect to such Blocked Account, including the amount of cash and cash equivalents held in such Blocked Account;

(i)	Shareholder Reports. Promptly upon the mailing or delivery thereof to the shareholders or stockholders of the Parent, copies of all financial statements, reports and any proxy statements so mailed;

(j)
SEC Reports. Promptly upon the filing thereof, copies of all registration statements and reports on Forms 10-K, 10-Q, and 8-K (or their equivalent) which the Parent shall have filed with the United States Securities and Exchange Commission.

(k)
Insurance Renewals.Promptly following the Parent's annual renewal of its insurance policies, a certificate of insurance coverage from the insurer in form and substance reasonably satisfactory to the Administrative Agent evidencing the insurance coverage required to be maintained pursuant to Section 6.3(m) and, if requested, will furnish the Administrative Agent copies of the applicable insurance policies referenced therein;

(l)
Business Information.Promptly upon the Administrative Agent’s reasonable request, in respect of the  Company Parties, the Keyes Plant or any other assets (as applicable) (i) technical and engineering reports prepared by independent experts in connection with the Company Parties’ business, industry or assets, including the Keyes Plant; (ii)copies of material and selected contracts and authorizations; (iii)pipeline, backlog and sales summaries; (iv) productsales and operating income summaries segmented by customer and product or service offering; (v) organizational charts and compensation of all personnel; (vi) copies of reports sent to shareholders and directors; and (vii) such further schedules, documents, and information as the Administrative Agent may reasonably require.

(m)
Notice of Litigation or Liens.  Give notice to the Administrative Agent immediately upon becoming aware of any Lien that is not a Permitted Lien or the commencement of any material action, litigation, proceeding, arbitration, investigation, grievance or dispute affecting any Company Party, the Keyes Plant, the other Properties or any Company Party’s Affairs;

(n)	Notice of Default. Give notice to the Administrative Agent immediately upon becoming aware of any Default or Event of Default or any event or circumstance which would have a Material Adverse Effect;

(o)	Notice of Termination. Give notice to the Administrative Agent immediately upon becoming aware of the resignation or termination of any Director or any Senior Officer.

(p)
Environmental Reporting.Promptly following a Senior Officer becoming aware of the receipt of same, any notice or other information received by any Company Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Environmental Law which could result in liability to any Company Party for fines, clean up or any other remediation obligations or any other liability in excess of $100,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Administrative Agent) in the aggregate; (ii) any environmental matter imposing on any Company Party a duty to report to a Governmental Entity or to pay cleanup costs or to take remedial action under any Environmental Law which could result in liability to any Company Party for fines, clean-up and other remediation obligations or any other liability in excess of $100,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Administrative Agent) in the aggregate; or (iii) the existence of any Lien arising under any Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $100,000 in the aggregate. Without limiting the foregoing, each Company Party shall provide to the Administrative Agent promptly upon receipt of same by any Company Party copies of all environmental consultants' or engineers' reports received by any Company Party;and

(q)	Other Information.From time to time such additional information regarding the financial position or business of any Company Party as the Administrative Agentmay reasonably request.

Section 6.2  Financial Covenants

The Parent agrees with the Administrative Agent and each Noteholder that, until the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full, the Parent will comply with the following financial covenants:

(a)
Free Cash Flow. Commencing with the Fiscal Quarter ending December 31, 2012, the Parent shall maintain trailing Free Cash Flow, tested as at the last day of each Fiscal Quarter of not less than $1,500,000 per Fiscal Quarter;

(b)
Keyes Plant Minimum Quarterly Production.  The Parent shall cause the Borrowers to maintain minimum quarterly production of ethanol at the Keyes Plant of not less than 14 million gallons per Fiscal Quarter;

(c)
Ratios of Note Indebtedness to Keyes Plant Values. The Parent will not permit at any time the ratios of Note Indebtedness to (i) the Keyes Plant Market Value, to exceed seventy-five percent (75%), and (ii) the Keyes Plant Orderly Liquidation Value to exceed eighty-five percent (85%), in each case tested semi-annually as of the last day of the first Fiscal Quarter and as of the last day of the third Fiscal Quarter of each Fiscal Year; and

(d)	Consolidated Unfunded Capital Expenditures. The Parent will not incur or permit to be incurred Consolidated Unfunded Capital Expenditures in excess of $50,000 in any Fiscal Quarter.

Section 6.3  Affirmative Covenants

The Parent and the Borrowers covenant with theAdministrative Agent and each of the Noteholders that,until the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full, the Parent shall do the following (and the each Borrower covenants to comply with the following):

(a)	Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain, and cause each of the other Company Parties to preserve and maintain, its corporate existence;

(b)
Punctual Payment.The Borrowers shall duly and punctually pay or cause to be paid to every Noteholder or Administrative Agent, as the case may be, all fees and the principal of, and interest accrued on such Noteholder's Notes (including, in the case of default, interest at the Default Rate) on the dates, at the places, in the currency and in the manner mentioned herein and in the Notes;

(c)
Books and Records. The Parent shall, and shall cause each of the other Company Parties to, keep or cause to be kept proper books of account and make or cause to be made therein true and complete entries of all of its dealings and transactions in relation to its business in accordance with GAAP, and at all reasonable times it shall furnish or cause to be furnished the Administrative Agent or to any Holder of Notes or its duly authorized agent or attorney such information relating to its operations as the Administrative Agent or such Holder of Notes may reasonably require and such books of account shall at all reasonable times be open for inspection by the Administrative Agent or the Noteholders or such agent or attorney in accordance with Section 6.3(o)below;

(d)
Liens. Each Borrower shall, and shall cause each of the other Company Parties to, ensure that each of the Security Documents shall at all times constitute valid and perfected first-rankingLiens on all of the Collateral in favour of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens which rank by law in priority;

(e)
Compliance with Agreement. Each Borrower shall, and shall cause each of the other Company Parties to, duly and punctually perform and carry out all of the covenants and acts or things to be done by it as provided in this Agreement and all other Note Purchase Documents;

(f)	Compliance with Laws, etc. Comply, and cause each of the other Company Parties to comply, in all material respects, with the requirements of all Applicable Laws;

(g)
Compliance with Contracts. Comply,and cause each of the other Company Parties to comply, with each of the contractual obligations (including those under Leases) owing by itto its customers, suppliers and other Persons if non-compliance could have a Material Adverse Effect; and comply, and cause each of the other Company Parties to comply, with each of its contractual obligations under theFinancing Documents, the Financial Instruments, the Note Purchase Documents and Leases;

(h)
Credit Policy and Accounts Receivable.  Maintain, and cause each of the other Company Parties to maintain, at all times, written credit policies consistent with good business practices, adhere to such policies and collect accounts receivable in the ordinary course of business;

(i)
Comply with Environmental Laws.  Shall, and shall cause each of the other Company Parties and their respective agents to (i) manage and operate the Properties in compliance with all Environmental Laws, (ii) maintain all Authorizations and make all registrations required under all Environmental Laws in relation to the Properties and remain in material compliance therewith, (iii) store, treat, transport, generate, otherwise handle and dispose of all Hazardous Materials owned, managed or controlled by the Company Parties in compliance with all Environmental Laws in all material respects, and (iv) comply with all recommendations contained in any environmental impact assessment in all material respects;

(j)
Maintenance of Equipment and Properties. Maintain, and cause each of the other Company Parties to maintain, all property and assets, including all Equipment, Buildings and Fixtures and Properties, necessary to carry on its business.  From time to time, make and cause each of the other Company Parties to make all necessary repairs, renewals, replacements, additions and improvements to the Buildings and Fixtures and the Properties and their other properties and assets, including, without limitation, the Equipment, so that the Business and the other Company Parties’ respective businesses, as the case may be, may be conducted at all times in accordance with Applicable Law;

(k)
Payment of Taxes and Claims. Pay or cause to be paid and cause each of the other Company Parties to pay or cause to be paid, when due, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to it or to the other Company Parties, and (ii) all claims which, if unpaid, might by law become a Lien upon the assets, except any such tax, assessment, charge, levy  or claim which is being contested in good faith and by proper proceedings and in respect of which a Borrower or the other Company Parties have established adequate reserves in accordance with GAAP or which are Permitted Liens;

(l)
Auditors. Provide prior written notice of any change of McGladrey, LLP or one of its Affiliates as the auditor of the Parent and its Subsidiaries to the Administrative Agent, which change shall be subject to the consent of the Administrative Agent;

(m)
Maintenance of Insurance. Maintain, in respect of each of the Company Parties, with financially sound and reputable insurers, insurance with respect to the properties and business of the Company Parties against loss, damage, risk, or liability of the kinds customarily insured against by persons carrying on a similar business.  The Parent will cause the Company Parties to comply with all of the terms and conditions of each of the insurance policies which it maintains pursuant to the Note Purchase Documents.  The Parent will ensure that each Person contracted by the Parent or any of the other Company Parties to perform construction or related services with respect to, or to provide Equipment with respect to, the Keyes Plant, the Properties and the Buildings and Fixtures maintains general liabilityon terms and in amounts reasonably satisfactory to the Administrative Agent and, with written notice from the Administrative Agent, such other insurance, including equipment, automotive, engineering, earthquake on terms and in amounts reasonably satisfactory to the Administrative Agent.  The Parent shall (i) notify the Administrative Agent whenever there is a loss with respect to any of the Collateral; (ii) within three (3) Business Days of a request from the Administrative Agent, provide the Administrative Agent with all information required to file claims under any relevant insurance policy; and (iii) assist the Administrative Agent with the filing of claims under any relevant insurance policy.  Notwithstanding any of the foregoing, no Company Party shall have any recourse against the Administrative Agent in the event that (i) the Administrative Agent shall fail to submit a valid claim under any relevant insurance policy or (ii) the insurer shall deny any claim under any relevant insurance policy;

(n)
Key Man Insurance. Maintain key man life insurance policy on the life of the Chairman in an amount not less than $10,000,000, together with an executed assignment of such policy to the Administrative Agent acknowledged by the insurer and deliver evidence of the same to the Administrative Agent within 60 days of the First Closing Date;

(o)
Rights of Inspection.  At any time during the Parent’s regular business hours,permit any employee, officer, agent or other representative of the Administrative Agent and the Noteholders at the expense of the Borrowers, to examine and make copies of any abstracts from the records and books of account of any Company Party and to discuss any of the Affairs of anyCompany Party with any of its directors, officers, employees, agents, representatives or auditors, it being understood that this Section 6.3(o)is not, and should not be construed as, a waiver of any attorney-client or similar privilege.  At any time and from time to time,upon five (5) days’ prior notice, permit any officer, agent or other representative of the Administrative Agent, at the expense of the Borrowers, to perform appraisals and conduct field examinations of the Collateral and discuss any of the Affairs of any Company Party with any of the personnel of the Parent and third party contractors.  Notwithstanding the foregoing, the Administrative Agent may conduct or cause to be conducted appraisals of the Keyes Plant at any time provided that, unless a Default or Event of Default has occurred and is continuing, the Borrowers will not be required to bear the expense of more than two (2) such appraisals during any calendar year;

(p)
Blocked Accounts. The Parent shall, and shall cause each Borrower and each other Company Party to the extent such Company Party is required to obtain Blocked Account Agreements required pursuant to Section 5.4, and each Blocked Account Provider, to cause all revenues of the Parent and the Borrowers and such other Company Party, and proceeds of Collateral of such Persons, to be deposited into accounts subject to one or more Blocked Account Agreements, to allow the Administrative Agent access to view all account activity via on-line and web access and, if such on-line and web access is unavailable, to mail the Administrative Agent at least once a month (or more times per month upon Administrative Agent's reasonable request) copies of all account statements and disbursement sums in such account;

(q)	Conduct of Business. The Parent will continue, and will cause each of the other Company Parties to continue, to engage in the Business or a business substantially similar and/or related thereto;

(r)
Maintenance of Property. The Parent will and will cause each other Company Party to, in all material respects, promptly: (i) pay and discharge, or make commercially reasonable efforts to cause to be paid and discharged, when due all royalties and expenses accruing under any agreement affecting or pertaining to its Properties, (ii) perform, or make reasonable and customary efforts to cause to be performed, the obligations of the Parent or other Company Party required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties, (iii) do all other things necessary to keep unimpaired, except for Permitted Liens, its rights with respect to its Properties and prevent any forfeiture thereof or a default thereunder,  except for dispositions permitted by this Agreement and except when the failure to do so does not or could not, individually or in the aggregate, have a Material Adverse Effect. The Parent will and will cause each other Company Party to operate its Properties or cause or make reasonable and customary efforts to cause such Properties to be operated in a careful and efficient manner, subject to ordinary wear and tear, materially in accordance with the practices of the industry in compliance with all applicable Material Agreements and in compliance with all Governmental Entities, except where the failure to do so does not, or could not, individually or in the aggregate, have a Material Adverse Effect;

(s)
Title Due Diligence. The Parent shall, upon the request of the Administrative Agent, cause to be delivered to the Administrative Agent such title due diligence regarding title to the Collateral owned by the Company Parties and the perfection and priority of the Administrative Agent's liens therein, as and to the extent such Collateral are required to be mortgaged pursuant hereto, as are reasonably appropriate to determine the status thereof;

(t)
Authorizations. The Parent shall, and shall cause each of the other Company Parties to, obtain and maintain in full force all Authorizations necessary for the ownership and operation of the Keyes Plant, the other Properties and the Business and perform and observe all covenants, conditions and restrictions contained in, or imposed on it by, any Authorization where failure to do would have a Material Adverse Effect;

(u)
Provision of Staff. The Parent shall ensure that there are sufficient competent technical and management employees or contractors engaged in connection with the Keyes Plant to enable the achievement of the covenants hereunder.

(v)
Material Adverse Effect.The Parent shall, and shall cause each of the other Company Parties to,promptly notify the Administrative Agent of any event or circumstance or any potential event or circumstance that would reasonably be expected to have a Material Adverse Effect on the Keyes Plant, the Business or the other Properties;

(w)	Additional Properties. The Parent shall, and shall cause each of the other Company Parties to, promptly notify the Administrative Agent upon acquisition of any additional Properties;

(x)
Business Outside Certain Jurisdictions. The Parent shall, and shall cause each of the other Company Parties to, at least 30 days prior to any of the following changes becoming effective, notify the Administrative Agent in writing of (i) any proposed change in the location of (w) any place of business of the Parent or any other Company Party, (x) the chief executive office or head office of any Borrower or any other Company Party, and (y) any place where tangible property of the Parent or any other Company Party is stored, and (ii) any proposed change in the name of the Parent or any other Company Party.  Promptly notify the Administrative Agent in writing upon becoming aware of any change in location of any account debtor of the Parent or any other Company Party to a jurisdiction outside of the United States of America;

(y)
Perfection and Protection of Security. The Parent shall, and shall cause each of the other Company Parties to, at the request of the Administrative Agent, grant to the Administrative Agent, for the benefit of the Secured Parties, security interests, assignments, mortgages, charges and pledges in such property and undertaking of the Parent and the other Company Parties and other material Affiliates of the Parent that is not subject to a valid and perfected first ranking charge or security interest (subject only to Permitted Liens) in each relevant jurisdiction as determined by the Administrative Agent and deliver opinions in form and substance satisfactory to the Administrative Agent thereon with respect to such matters as the Administrative Agent may request.  The Parent shall also perform, execute and deliver, or cause to be performed, executed and delivered, all acts, agreements and other documents as may be reasonably requested by the Administrative Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security or grant a security interest on its property including, without limitation, (i) executing, recording and filing of the Security Documents and financing or continuation statements in connection therewith, in form and substance reasonably satisfactory to the Administrative Agent, (ii) delivering to the Administrative Agent the originals of all unit certificates, instruments, documents and chattel paper and all other Collateral of which the Administrative Agent reasonably determines the Administrative Agent should have physical possession in order to perfect and protect the Security, duly endorsed or assigned to the Administrative Agent, (iii) delivering to the Administrative Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are listed, (iv) placing notations on its books of account to disclose the Security, (v) delivering to the Administrative Agent all letters of credit on which aCompany Party is named beneficiary, (vi) obtaining subordination agreements, acknowledgments or other documents from third parties in order to ensure that the Security constitutes first priority Liens on the Collateral (subject only to Permitted Liens that by law rank in priority), and (vii) taking such other steps as are deemed reasonably necessary by the Administrative Agent to maintain the Security and the first ranking priority thereof (subject only to Permitted Liens that by law rank in priority);

(z)	Board Observation Rights.

(A) The board of directors of the Parent shall hold a meeting (which may be held by conference call) at least quarterly for the purpose of discussing the business and operations of such Person and its Subsidiaries, including the Borrowers.  The Parent shall notify the Administrative Agent of the date and time for each regular and special meeting of its board of directors or any committee thereof or of the adoption of any resolutions by written consent (describing in reasonable detail the nature and substance of such action) at the same time and in the same manner that notice is provided to the directors of the Parent and provide to the Administrative Agent any materials delivered to the directors of the Parent at the same time such materials are provided to such  directors.  The Administrative Agent shall be free to contact the directors of the Parent and discuss the pending actions to be taken.

(B) The Parent shall permit one authorized representative of the Administrative Agent to attend and participate in all meetings of such Person’s board of directors and any committee thereof, whether in person, by telephone or otherwise (such representative is sometimes referred to herein as the “Observer”).  The Parent shall provide the Observer with such notice and other information with respect to such meetings as are delivered to the directors of such Person.  If attendance in person by the Parent’s board of directors is required, the Parent shall pay such representative’s reasonable out-of-pocket expenses (including, without limitation, the cost of airfare, meals and lodging) in connection with the attendance at such meetings.

(C) The Holders and each Observer to whom observation rights are provided under Section 6.3(z)(B) above, acknowledge and agree that the Parent is a public company whose securities are registered with the SEC, and as such: (i) any information concerning the Parent and the other Borrowers obtained as a result of the exercise of such observation rights shall be deemed Information (as defined in Section 12.18); (ii) any Information concerning the Parent and the other Borrowers obtained as a result of the exercise of such observation rights may constitute material non-public information that the Parent is providing to the Holders and the Observer in reliance upon their agreements hereunder and the Parent’s reliance upon Rule 100(b)(2)(ii) of Regulation FD promulgated under the rules of the SEC; and (iii) the Holders and each Observer shall be subject to the same insider trading policies adopted by the Parent from time to time, as are applicable to the Parent’s board of directors, and to any restrictions, rules and regulations of the SEC regarding insider trading, or the use or dissemination of material non-public information, by members of a public company’s board of directors. Prior to acting as an Observer, the Holders shall cause each Observer to acknowledge and agree, in writing, to this Section 6.3(z)(C) and Section 12.18 (regarding confidentiality), and provide a copy of such written agreement to the Parent and the Borrowers; provided, however, that notwithstanding anything to the contrary herein, the Administrative Agent and the Holders may elect at any time upon written notice to the Parent and the Borrowers to suspend their rights under paragraphs (A) and (B) of this Section 6.3(z), and from and after the date that is 90 days after the date of such notice until the date of delivery of any subsequent written notice from the Administrative Agent to the Parent and the Borrowers that the Administrative Agent is reinstituting its rights under paragraphs (a) and (b) of this Section 6.3(z), neither the Administrative Agent nor any Observer shall be subject to the insider trading policies adopted by the Parent that are applicable to the Parent’s board of directors.

(D) Notwithstanding the foregoing, the Parent shall have the right to exclude the Observer from any portion of its board of director or committee meetings to the extent reasonably necessary to preserve its attorney-client privilege or attorney-client work product privilege as determined in good faith by the board of directors with advice from counsel or with respect to any discussions regarding the refinancing or restructuring of the Indebtedness owed to the Holders.

(aa)
Further Assurances.  At its cost and expense, upon reasonable request of the Administrative Agent, execute and deliver or cause to be executed and delivered to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of the Note Purchase Documents or confirm the truth and accuracy of the representations and warranties contained in the Note Purchase Documents.

(bb)
Post-Closing.  Within 30 days following the First Closing Date and in each case, in form and substance reasonably satisfactory to the Administrative Agent, the Borrowers shall deliver to the Administrative Agent (i) a duly executed landlord waiver by the landlord party to the lease for the Leased Property located at 20400 Stevens Creek Boulevard, Suite 700, Cupertino, California, (ii) evidence of the dissolution of Sutton Ethanol, LLC, (iii) Blocked Account Control Agreements with respect to the deposit accounts of each Company Party and (iv) evidence of earthquake insurance with respect to the Cilion Plant (so long as the cost thereof is not cost prohibitive in the reasonable discretion of the Administrative Agent).

Section 6.4  Negative Covenants

The Parent and the Borrowers hereby covenant and agree with Administrative Agent and the Noteholders that, until the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full, the Parent shall not directly or indirectly (and each Borrower covenants to comply with the following):

(a)	Indebtedness. Create, incur, assume or suffer to exist,or permit any of the other Company Parties to create, incur, assume or suffer to exist, any Indebtedness other than Permitted Indebtedness;

(b)	Hedging. Enter into or allow to exist,or permit any of the other Company Parties to enter into or allow to exist, a Financial Instrument which is of a speculative nature or on a margined basis;

(c)
Liens.  Create, incur, assume or suffer to exist, or permit any of the other Company Parties to create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens.

(d)
Mergers, Etc. Subject to the next following sentence, enter into, or permit any of the other Company Parties to enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction.  Any Company Party and any other Company Party may enter into such transactions with each other if (i) at the time of such transaction and immediately after giving effect to the transaction, no event shall have occurred and be continuing which constitutes a Default or Event of Default, (ii) the surviving company shall be a company organized and existing under the laws of the United States of America or one of its states or districts, (iii) the continuing corporation assumes the obligations of eachCompany Party that is party to such transaction under the Note Purchase Documents and grants such additional security as may be reasonably required by the Administrative Agent, and (iv) the Secured Parties receive an opinion of counsel to the Company Parties reasonably acceptable to them;

(e)
Disposal of Assets Generally.  Sell, exchange, lease, release or abandon or otherwise dispose of, or permit any other Company Party to sell, exchange, lease, release or abandon or otherwise dispose of, any assets or properties to any Person other than Permitted Asset Dispositions;

(f)
Transactions with Related Parties.Directly or indirectly, enter into or allow any other Company Party to enter into, any agreement with, make any financial accommodation for, or otherwise enter into any transaction with, a Related Party except (i) in the ordinary course of, and pursuant to the reasonable requirements of, business and at prices and on terms not less favourable to the Parent or the other Company Party, as the case may be, than could be obtained in a comparable arm’s length transaction with another Person, (ii) a Company Party may pay reasonable compensation to officers, employees and consultants for actual services rendered to a Company Party in the ordinary course of business and (iii) a Company Party may pay directors’ fees to and reimburse actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate for the Parent and the other Company Parties, with respect to all such items, $100,000 in any Fiscal Year.  Notwithstanding the foregoing, no Obligor may enter into a transaction with another Obligor without the prior written consent of the Administrative Agent;

(g)	Change in Business. Make any material change in the nature of the Business or permit any of the other Company Parties to make any material change in the nature of its business;

(h)
Acquisitions.  Purchase or otherwise acquire,or permit any other Company Party to purchase or otherwise acquire, (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any Person (or agree to do any of the foregoing at any future time) other than: (i) Capital Expenditures to the extent permitted under Section 6.2(d); (ii) purchases and other acquisitions of Inventory, materials, Equipment and intangible property in the ordinary course of business; (iii) investment in Cash Equivalents; (iv) leases of real property in the ordinary course of business; (v) Permitted Acquisitions; and (vi) reorganizations, amalgamations and other transactions permitted under Section 6.4(d);provided, in each case, that any such property acquired shall be subject to perfected or registered first ranking priority Lien (subject only to Permitted Liens that by law rank in priority) in favour of the Administrative Agent for the benefit of the Secured Parties free and clear of all Liens other than Permitted Liens;

(i)
Capital.Other than Capital Stock of the Parent, issue, or permit any of the other Company Parties to issue, Capital Stock, or any options, warrants or securities convertible into Capital Stock, provided that any Capital Stock, option, warrants or securities issued to the Parent or any other Company Party must be pledged to the Administrative Agent pursuant to the Security Documents;

(j)	Distributions. Declare, make or pay, or permit any Company Party to declare, make or pay, any Distributions;

(k)
Financial Assistance.Give, or permit any of the other Company Parties to give, any Financial Assistance to any Person, except for (i) Intercompany Indebtedness permitted pursuant to Section 6.4(a), (ii) investments in Cash Equivalents, (iii) extensions of trade credit by a Borrower or any other Company Party in the ordinary course of the Business or its business, as the case may be, (iv) Financial Assistance which constitutes a Permitted Acquisition, (v) investments by a Company Party in another Company Party and (vi) such other Financial Assistance as the Administrative Agent may approve in writing in the exercise of its sole discretion.  Notwithstanding anything to the contrary, no Company Party shall provide any Financial Assistance to, or make any investments in, International Biofuels, Ltd., Universal Biofuels Private, Ltd. or Sutton Ethanol, LLC.

(l)	Organizational Documents. Amend, or allow any of the other Company Parties to amend, any of their Organizational Documents;

(m)	Fiscal Year. Change, or allow any of the other Company Parties to change, their Fiscal Year;

(n)
Subsidiaries. Incorporate or acquire, or permit any of the other Company Parties to incorporate or acquire, any Subsidiaries or commence to carry on the Business otherwise than through a Borrower and its Subsidiaries, except for Permitted Acquisitions where, in each case, the Subsidiary (i) is a wholly-owned Subsidiary, and (ii) has executed and delivered to the Administrative Agent an unconditional and unlimited guarantee of all Note Indebtedness of the Borrowers together with perfected first-ranking Security over all of its property and assets and accompanied by opinions satisfactory to the Administrative Agent;

(o)	Use of Proceeds. The Borrowers shall use the proceeds of the Notes only for the purposes described in Section 2.18 and shall not use such proceeds for any other purpose;

(p)
Accounts.Open or maintain, or permit any of the other Company Parties required to obtain  Blocked Account Agreements pursuant to Section 5.4 to, open or maintain any securities account or deposit account except to the extent such securities account or deposit account is subject to a Blocked Account Agreement;

(q)
ERISA. Except for the Parent’s 401(k) Plan, establish, maintain, contribute to or be required or allowed to contribute to, or permit any other Company Party to establish, maintain, contribute to or be required or allowed to contribute to, any Plan or Multiemployer Plan; or

(r)
Material Contracts. Permit itself or permit any of the other Company Party to amend, vary, alter or terminate, consent to any assignment or transfer of, or waive or surrender any of its rights or entitlements under, any Material Contract.

(s)
Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Company Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (i) this Agreement and the other Financing Documents and (ii) any agreements governing any Purchase Money Mortgages or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

(t)
Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Company Party to (a) make Distributions in respect of any Capital Stock of such Company Party held by, or pay any Indebtedness owed to, Parent or any other Company Party, (b) make loans or advances to, or other investments in, the Parent or any Company Party or (c) transfer any of its assets to the Parent or any Company Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Note Purchase Documents and (ii) any restrictions with respect to a Company Party imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Capital Stock or assets of such Company Party.

(u)	Subordinated Debt. Pay or otherwise redeem, exchange, purchase, retire or defease any Subordinated Debt, including any regularly scheduled payments of interest on the Subordinated Debt.

(v)
Acquisition Fees.  Except for the payment of certain fees to UBS on the First Closing Date approved by the Administrative Agent, pay any other investment banking fees or expenses to UBS related to the Acquisition until such time that the Parent completes an private of public offering of its Capital Stock pursuant to a private or public offering that results in proceeds to the Parent of at least $5,000,000.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.1  Representations and Warranties

As a material inducement to the Administrative Agent and Noteholders to enter into this Agreement and for the Noteholders to purchase the Notes, the Parent hereby represents and warrants, as of the date of this Agreement (and, to the extent such representation or warranty pertains to a Borrower or its Subsidiaries, such Borrower represents and warrants that such representations and warranties are true and correct), that:

(a)
Incorporation and Qualification.The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each other Company Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth inSchedule 7.1(a).  The Parent and each of the other Company Partiesis qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect;

(b)
Corporate Power.  Each of the Company Parties has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it in all material respects, and (ii) enter into and perform its obligations under the Financing Documents to which it is a party;

(c)
Conflict With Other Instruments. The execution and delivery by each Company Party and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, the Financing Documents to which it is a party does not (i) conflict with or result in a breach of any of the terms or conditions of (A) its Organizational Documents or by-laws, (B) any Applicable Law, or (C) any contractual restriction binding on or affecting it or its properties, or (ii) result in, require or permit (A) the imposition of any Lien in, on or with respect to any of its assets or property (except in favour of the Administrative Agent for the benefit of the Secured Parties), (B) the acceleration of the maturity of any Indebtedness binding on or affecting any Company Party, or (C) any third party to terminate any Material Contract;

(d)
Corporate Action, Governmental Approvals, etc.  The execution and delivery of each of the Financing Documents by each Company Party and the performance by each Company Party of its obligations under the Financing Documents to which each such Company Party is party have been duly authorized by all necessary corporate action including, without limitation, the obtaining of all necessary equityholder consents.  No Authorization, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Financing Documents except as are in full force and effect, unamended, at the date of this Agreement;

(e)
Execution and Binding Obligation.  This Agreement and the other Financing Documents have been or, upon execution, will be duly executed and delivered by each Company Party which is a party thereto and constitute legal, valid and binding obligations of such Company Party enforceable against it in accordance with their respective terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(f)
No Default or Event of Default.  No Default or Event of Default has occurred which has not been either remedied (or otherwise ceased to be continuing) to the satisfaction of the Administrative Agent, or expressly waived by the Administrative Agent on behalf of the Noteholders, in writing;

(g)
All Authorizations Obtained and Registrations Made.  All Authorizations, filings and registrations necessary or of advantage to permit each Company Party to (i) create first priority perfected Liens (enforceable or opposable, as the case may be, against third parties and any trustee in bankruptcy) in the Collateral and the proceeds thereof (subject to Permitted Liens that rank by law in priority), (ii) consummate the transactions contemplated by the Financing Documents, (iii) own its undertaking, property and assets unless the failure to obtain or maintain such Authorization, filing or registration would not have a Material Adverse Effect, and (iv) carry on its business and to own and operate the Keyes Plant and the Properties unless the failure to obtain or maintain such Authorization, filing or registration would not have a Material Adverse Effect (including Authorizations, filings and registrations necessary or of advantage to permit the Borrowers to carry on the Business), have been obtained or effected and are in full force and effect.  Each Company Party is in compliance with the requirements of all such Authorizations, filings and registrations and there are no investigations or proceedings existing, pending or, to the Parent's knowledge, after due enquiry, threatened which could result in the revocation, cancellation, suspension or any adverse modification of any of such Authorizations, filings and registrations.  The Security Documents create fully perfected security interests in or liens on, as the case may be, all right, title and interest of each Company Party in and to the Collateral specified therein or intended to be charged thereby as security for the obligations specified therein in each case prior and superior in right to any other Lien (subject to Permitted Liens which rank by law in priority);

(h)
Material Contracts.  Each of the Company Parties is in material compliance with all Material Contracts and none of the Company Parties, or to the best of the Parent’s knowledge, any other party to any Material Contracts has defaulted under any of the Material Contracts.  No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any Material Contract.  There is no material dispute regarding any Material Contract;

(i)
Intellectual Property.  Each of the Company Parties possesses all Intellectual Property necessary for the conduct of their respective businesses, each of which is in good standing and in full force and effect, except where the failure to possess or maintain in good standing and in full force and effect such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Parent, none of the Company Parties is infringing or is alleged to be infringing on the rights of any Person with respect to any Intellectual Property;

(j)
Ownership and Use of Property.  Each of the Company Parties has good and marketable fee simple title to, or a valid leasehold interest in, all its Owned Properties, in each case free and clear of any Liens other than Permitted Liens.  Each of the Company Parties has good and merchantable title to all the tangible and intangible personal property reflected as assets in their books and records in each case free and clear of any Liens other than Permitted Liens.  No Company Party has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens.  Each of the Company Parties owns, leases or has the lawful right to use all of the assets necessary for the proper conduct of their respective businesses.  Such property, and its use, operation and maintenance for the purpose of carrying on the Business is in compliance with any applicable restrictive covenant and Applicable Law except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(k)
Sufficiency of Assets.EachCompany Party has acquired all property, assets and rights and has obtained such other Authorizations and rights as are necessary or required in connection with the operation of the Business.  All property, assets and rights are sufficient in scope and substance for the Business and no part of the purchase price payable in connection with the acquisition of such property, assets and rights, remains unpaid;

(l)
Ownership of Properties.  Other than as set out on Schedule 7.1(l), none of the Company Parties (i) owns or is bound by any agreement to own any real property, (ii) leases or is bound by any agreement to lease any real property, (iii) has leased any of its Owned Properties or subleased any of its Leased Properties, or (iv) owns or is bound by any agreement to own or leases or is bound by any agreement to lease, sell, encumber, dispose of or grant any right in respect of the Properties;

(m)
Leases.  Each Lease is in full force and effect, there are no defaults thereunder and all amounts owing under it have been paid by the relevantCompany Party except to the extent that any such default or such non-payment would not have a Material Adverse Effect;

(n)
Work Orders.  There are no issued and outstanding work mandates or permit requirements relating to the Keyes Plant, or to the knowledge of Parent, the other Properties from or required by any Governmental Entity, nor does any Company Party have notice of any possible impending or future work mandate or permit requirement which would have a Material Adverse Effect;

(o)
Expropriation.  No part of any of the Properties or the Buildings and Fixtures has been taken or is the subject of an expropriation by any Governmental Entity, no written notice or proceeding in respect of an expropriation been given or commenced nor is the Parent or any Borrower aware of any intent or proposal to give any such notice or commence any proceedings;

(p)
Encroachments.  Except for Permitted Liens, the Buildings and Fixtures are located entirely within the Properties and are in conformity with the laws, regulations, and requirements of all applicable Governmental Entities, except to the extent that such non-conformity would not have a Material Adverse Effect.  There are no encroachments upon any of the Properties which would have a Material Adverse Effect;

(q)
Compliance with Laws.  Each of the Properties has been used, and each of the Company Partiesis, in compliance with all Applicable Laws, including, without limitation, having the necessary Authorizations to carry on the Business, except to the extent that such non-compliance would not have a Material Adverse Effect;

(r)	No Default.None of the Company Parties is in violation of its Organizational Documents or any equityholders’ agreement applicable to it;

(s)
No Material Adverse Agreements.None oftheCompany Parties is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its organizational documents, by-laws or any equityholders’ agreement applicable to it) which has or, to the best of its knowledge at the time of making this representation, in the future may have a Material Adverse Effect;

(t)	Environmental Compliance. Except as set forth in Schedule 7.1(t):

(i)
none of the Properties (i) has ever been used by any Person as a waste disposal site or a landfill, or (ii) has ever had any asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under it at the date of this Agreement;

(ii)	to the best knowledge of the Parent and the Borrowers, no properties adjacent to any of the Properties are contaminated by any Hazardous Materials;

(iii)	there are no Hazardous Materials located on, at or under the Properties; and

(iv)	none of theCompany Parties has transported, removed or disposed of any waste to a location outside of the United States of America as at the date of this Agreement;

(u)
ERISA.Except for the Parent’s 401(k) Plan, none of the Company Parties nor any ERISA Affiliate of any Company Party has or has ever maintained or contributed to (or has or has ever had an obligation to contribute to) any Plan or Multiemployer Plan;

(v)
Labor Matters.None of theCompany Parties has any collective bargaining agreements.  There are no strikes or other labor disputes againstany of the Company Parties pending or, to the knowledge of the Parent and the Borrowers, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payments made to employees of the Company Parties have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Company Parties on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Company Party;

(w)
Tax Liability.  Each of the Company Parties has filed all tax and information returns which are required to be filed.  Each of the Company Parties has paid all taxes, interest and penalties shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Entity (other than any the amount or the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Company Party).  Adequate provision for payment has been made for taxes not yet due.  No tax Lien has been filed, and, to the knowledge of the Parent and the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge. There are no tax disputes existing or pending involving any Company Party or the Business which could reasonably be expected to have a Material Adverse Effect;

(x)	Corporate Structure. At the date of this Agreement:

(i)	the Company Parties and the equityholders of the Company Parties are set out in a corporate chart on Schedule 7.1(x);

(ii)	none of the Company Parties is, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate other than as disclosed on Schedule 7.1(x);

(y)
Financial Statements.  The audited consolidated financial statements of the Parent, copies of each of which have been furnished to the Administrative Agent and the Noteholders, fairly present the consolidated financial position of the Parent at such dates and the consolidated results of the operations and changes in financial position of the Parent for such period, all in accordance with GAAP;

(z)
Indebtedness.  No Company Party has any Indebtedness except as not prohibited under Section 6.4(a).  Except as set forth in Schedule 7.1(z), there exists no default or event of default under the provisions of (i) any instrument evidencing Indebtedness in excess of $50,000 or (ii) any instruments evidencing Indebtedness in excess of $50,000 in the aggregate, or of any agreement relating thereto;

(aa)
No Litigation.  Except as set forth in Schedule 7.1(aa), there are no material actions, suits or proceedings (including arbitration proceedings) pending, taken or to the Parent’s and the Borrowers’ knowledge, threatened, before or by any Governmental Entity or any arbitrators or by or against any elected or appointed public official or private person in the United States of America or elsewhere, and, to the knowledge of the Parent and the Borrowers, no Applicable Law which affects any Company Party has been enacted, promulgated or applied which (i)  challenges, or to the knowledge of the Parent and the Borrowers, has been proposed which may challenge, the validity or propriety of the transactions contemplated under the Financing Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, or (ii) could be reasonably anticipated to have a Material Adverse Effect;

(bb)	Schedule Disclosure. At the date of this Agreement:

(i)
Schedule 7.1(bb)(i) is a list of all jurisdictions (or registration districts within such jurisdictions) in which each Company Party (i) has its chief executive office, head office, registered office and chief place of business, (ii) carries on business, (iii) has any account debtors, or (iv) stores any tangible personal property (except for goods in transit in the ordinary course of business);

(ii)	Schedule 7.1(bb)(ii) is a list of all Authorizations which are material to any Company Party and to the acquisition, ownership, construction or operation of the Properties and the Business;

(iii)	Schedule 7.1(bb)(iii) is a list of all Intellectual Property that is material to any Company Party and the Business;

(iv)
Schedule 7.1(bb)(iv) is a list of all actions, suits, arbitrations or proceedings pending, taken or to the Parent’s and the Borrowers’  knowledge, threatened, before or by any Governmental Entity or other Person affecting any Company Party;

(v)	Schedule 7.1(bb)(v) contains a list of all Material Contracts; and

(vi)	Schedule 7.1(bb)(vi)contains a list of all settlement agreements and related orders in connection with any mechanics and materialmen liens against or affecting the Keyes Plant;

(cc)
Insolvency.  Other than as disclosed on Schedule 7.1(cc), no Company Party or any of its Subsidiaries nor the Chairman has: (i) not generally paid its debts as they become due;  (ii) admitted its inability to pay its debts generally;  (iii) made a general assignment for the benefit of creditors; (iv) instituted any proceedings, or had instituted any proceedings against it (x) seeking to adjudicate it a bankrupt or insolvent or (y) seeking liquidation, winding-up, reorganization, compromise, arrangement, adjustment, protection, relief or composition of it or of its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors or other similar matters or (z) seeking the appointment of a receiver, manager, receiver and manager, trustee, custodian, monitor, or other similar official for it or for any substantial part of its undertaking, property or assets; or (v) taken any organizational or other action to authorize any of the actions set forth above in this Section 7.1(cc);

(dd)
No Liabilities.  Except as disclosed in this Agreement or reflected or reserved against in the unaudited balance sheet dated as of March 31, 2012, the Parent has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the ordinary course since March 31, 2012;

(ee)
Transactions with Related Parties.  All transactions with Related Parties are in the ordinary course of and pursuant to reasonable requirements of, business and are at prices and on terms not less favourable to the Company Parties than could be obtained in a comparable arm’s length transaction with another Person and all such transactions are described on Schedule 7.1(ee);

(ff)	Foreign Asset Control Laws. No Company Party is a Person named on a list published by OFAC or is a Person with whom dealings are prohibited under any OFAC Regulations;

(gg)
Federal Regulations.  No part of the proceeds of the sale of the Notes will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.  If requested by any Noteholder or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Noteholder a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U;

(hh)
Investment Company Act; Other Regulations.  No Company Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Company Party is subject to regulation under any Applicable Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness;

(ii)
Solvency.  Each Company Party, after giving effect to the Acquisition and the incurrence of all Indebtedness and other obligations being incurred in connection herewith and therewith will be Solvent; and

(jj)
Disclosure.  All (i) forecasts and projections supplied to the Administrative Agent and the Noteholders were prepared in good faith, adequately disclosed all relevant assumptions and (ii) other written information supplied to the Administrative Agent and the Noteholders is true and accurate in all material respects.  There is no fact known to the Parent which could reasonably be expected to have a Material Adverse Effect and which has not been fully disclosed to the Administrative Agent and the Noteholders.  No event has occurred which could be reasonably anticipated to have a Material Adverse Effect since the date of most recent financial statements delivered pursuant to Section 6.1(a).

(kk)
Private Offering by each Borrower.  No Borrower nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Noteholders, each of which has been offered the Notes at a private sale for investment.  No Borrower nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the U.S. Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

ARTICLE 8
  DEFAULT AND ENFORCEMENT

Section 8.1  Event of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder and in respect of the Notes:

(a)
Non-Payment. The Borrowers fail to pay when due and payable (whether at maturity or otherwise) the full amount of any interest, fees (including the Acquisition Notes Redemption Fee), principal, if any, payable on any Note (including any default in payment of any amounts payable upon the occurrence of any Change of Control or any Redemption Event) or any Obligor defaults on its payment obligation under its Guarantee; or

(b)
Breach of Negative and Financial Covenants. Any Company Party defaults in observing or performing any covenant or condition contained in Section 6.2 or Section 6.4of this Agreement, if such default, if capable of being cured by such Company Party, remains uncured for a period of ten (10) days after notice by the Administrative Agent; or

(c)	Breach of Auditor and Key Man Insurance Covenants. Any Company Party defaults in performing any covenant or condition contained in Section 6.3(l) or Section 6.3(n) of this Agreement; or

(d)
Breach of Other Covenants. Any Company Partyor any other Obligor defaults in observing or performing any other covenant or condition of this Agreement or any otherNote Purchase Document on its part to be observed or performed and, with respect to such covenants or conditions which are capable of rectification, if such default, if capable of being cured by such Company Party, remains uncured for a period of ten (10) days after notice by the Administrative Agent; or

(e)
Security Imperilled.  Any one or more of the Security Documents ceases to be in full force and effect or to constitute a valid and perfected first priority Lien (subject to Permitted Encumbrances that by law rank in priority)upon all the Collateral it purports to charge or encumber in favour of the Administrative Agent for the benefit of the Secured Parties and  such Lien is not remedied or cured by the relevant Obligor within ten (10) days of notice to the Parent by the Administrative Agent, or if the Administrative Agent, determines at any time the Administrative Agent’s Lien in the Collateral on such date is inadequate (determined by the Administrative Agent in its reasonable discretion) or unenforceable (determined by the Administrative Agent in its sole discretion) and such Lien is not remedied or cured by the relevant Obligor within ten (10) days of notice by the Administrative Agent to the Parent; or

(f)
Insolvency Proceeding.The commencement by any Company Party or any other Obligor of any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or  seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or the consent by any Company Party or any other Obligorto the institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, provincial or state law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the consent by it to the filing of any such petition or to the appointment under any such law of a receiver, receiver-manager, liquidator, assignee, trustee, sequestrator (or other similar official) of suchCompany Party or other Obligor or of all or substantially all of its property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

(g)
Insolvency Order. The entry of a decree or order by a court having jurisdiction adjudging any Company Party or any other Obligor a bankrupt or insolvent or approving as properly filed an application or a petition seeking reorganization, arrangement or adjustment of or in respect of the Company Party or such other Obligor under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or appointing under any such Applicable Law a receiver, receiver-manager, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company Partyor such other  Obligor or of all or substantially all of their respective property, or ordering pursuant to any such Applicable Law the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(h)
Liquidation Proceeding. Proceedings are commenced for the winding-up, liquidation or dissolution of any Company Party or any other Obligor, unless the Company Partyor such other Obligor in good faith actively and diligently contests such proceedings, decree, order or approval, resulting in a dismissal or stay thereof within sixty (60) days of commencement; or

(i)	Liquidation Resolution. A resolution is passed for the winding-up, dissolution or liquidation of any Company Party or other Obligor; or

(j)
Cessation of Enforceability. This Agreement, any Note or any otherNote Purchase Document shall for any reason, or is claimed by the Parent, the any Borrower or any other Obligor to, cease in whole or in any part to be a legal, valid, binding and enforceable obligation of any Obligor; or

(k)
Cross-Default.Any Company Party fails to pay the principal of, premium, if any, interest on, or any other amount owing in respect of any of its Indebtedness or any other obligation (i) pursuant to any Financing Document (other than the Note Purchase Documents) or (ii) any other Indebtedness or obligation which is outstanding in an aggregate principal amount exceeding $100,000, in each case, when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or obligation; or any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement or instrument relating to any such Indebtedness or obligation referred to in clauses (i) or (ii) above, if its effect is to accelerate, or permit the acceleration of such Indebtedness or obligation; or any such Indebtedness or obligation shall be, or may be, declared to be due and payable prior to its stated maturity; or

(l)
Misrepresentation. Any representation or warranty made by any Obligor in this Agreement or any other Note Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Note Purchase Document shall prove to be incorrect or misleading in any material respect as at the date on which it was made; or

(m)
Material Adverse Effect. The occurrence of any event that could reasonably be expected to have a Material Adverse Effect, including any change in the business, operations or financial condition of the Parentor any other Company Party that has a Material Adverse Effect; or

(n)	Destruction of Collateral. Any destruction or abandonment of any part of the Collateral that is not in the ordinary course of business and that has a Material Adverse Effect; or

(o)
Environmental Liabilities. Any Company Party incurs any liabilities by, under or pursuant to Environmental Laws or which relate to the existence of Hazardous Materials on or about the Keyes Plant or the other Properties which will require expenditures (i) for any one occurrence, in excess of $100,000 or (ii) aggregating in any Fiscal Year on a consolidated basis $100,000; or

(p)
Judgment. Except for the judgments outstanding as of the date hereof and described in the Schedules, a final judgment or decree for the payment of money in excess of $250,000 individually or $250,000 on a cumulative basis is rendered against any Company Party or any other Obligor by a court having jurisdiction and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 15 days from entry thereof;or

(q)
Key Man. The Chairman shall be terminated or resign as an officer and employee of the Parent or shall die or be incapable of performing his usual responsibilities as an officer or employee by reason of illness, disease or other disability for 30 days or more; or

(r)
Attachment.  There shall be commenced against any Company Party or any other Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

(s)	Change in Control. A Change in Control, without the consent of the Administrative Agent, shall occur.

Section 8.2  Acceleration on Default

(1)
 Upon the occurrence and during the continuance of an Event of Default, theAdministrative Agent may (i) declare all Note Indebtedness to be immediately due and payable (including all accrued and unpaid interest and any interest at the Default Rate together with the Acquisition Notes Redemption Fee and all other obligations owing to the Administrative Agent or any Noteholder under or in connection with this Agreement and the Notes), whereupon all such Note Indebtedness shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrowers, and (ii) exercise all rights and remedies available under this Agreement, any other Note Purchase Documents and Applicable Law and the Administrative Agent or Noteholders may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Note Purchase Document, or for an injunction against a violation of any of the terms thereof, or in aid of the exercise of any power granted thereby or by law or otherwise. Notwithstanding any provision of any Note Purchase Document and without limiting any of the other rights and/or remedies of the Administrative Agent or any Noteholder, if an Event of Default under Section 8.1(f)through Section 8.1(i) occurs, all of the Note Indebtedness shall be immediately due and payable immediately without any action, presentment, demand, protest or notice of any kind, all of which hereby are expressly waived by the Company Parties). Notwithstanding anything to the contrary in any Note Purchase Document and for the avoidance of doubt, any reference in any Note Purchase Document to an Event of Default existing, or having occurred and being in continuance, shall remain an Event of Default until it has been waived in accordance with such Note Purchase Document.

(2)
Notwithstanding anything contained in this Agreement, the Notes or any other Note Purchase Document to the contrary, if the principal amount and any accrued and unpaid interest on the Notes, together with the Acquisition Notes Redemption Fee, become due and payable in accordance with this  Section 8.2, then the Borrowers shall pay forthwith to Administrative Agent for the benefit of the Noteholders, on a pro rata basis, the principal of, and accrued and unpaid interest (including interest on amounts in default) on such Notes, together with the Acquisition Notes Redemption Fee and all other fees and expenses payable hereunder, together with subsequent interest thereon at the rate borne by the Notes from the date such amounts are due and payable in accordance with this Section 8.2 until payment is received by the Noteholders. Such payment when made shall be deemed to have been made in discharge of the Borrowers’ obligations hereunder.

(3)	Except as expressly provided in Section 8.1 or 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers and the Parent.

Section 8.3  Waiver of Default

If an Event of Default shall have occurred, the Administrative Agent shall have the power to waive any Event of Default hereunder and all the Noteholders shall be bound by any such waiver upon such terms and conditions as the Administrative Agent shall prescribe; provided that no delay or omission of Administrative Agent or any of the Noteholders to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein and provided further that no act or omission of Administrative Agent or any Noteholders shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default hereunder or the rights resulting therefrom.

Section 8.4  Enforcement by the Noteholders

If an Event of Default shall have occurred, but subject to Section 8.3:

(a)
the Administrative Agent may proceed to enforce the rights of Administrative Agent and the Noteholders by any action, suit, remedy or proceeding authorized or permitted by any of the Note Purchase Documents or by Applicable Law or equity; and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent and the Noteholders filed in any bankruptcy, insolvency, winding-up or other judicial proceedings relating to any Company Party;

(b)
no such remedy for the enforcement of the rights of Administrative Agent or any of the Noteholders shall be exclusive of or dependent on any other such remedy but any one or more of such remedies may from time to time be exercised independently or in combination; and

(c)
all rights of action hereunder or under any of the Security Documents or any other Note Purchase Document may be enforced by Administrative Agent or the Noteholders without the possession of any of the Notes or the production thereof on the trial or other proceedings relating thereto.

Section 8.5  Right of Setoff

To the extent permitted by law, (i) in the case an Event of Default shall occur and be continuing or shall exist, the Administrative Agent and Noteholders shall have the right, in addition to all other rights and remedies available to them, without notice to the Borrowers or any other Person, to setoff against and to appropriate and apply to the unpaid balance of the Notes, all accrued interest thereon, the Acquisition Notes Redemption Fee, and all other obligations of the Borrowers hereunder and under the Notes and all other Financing Documents, any debt owing to, and any other funds held in any manner for the account of the Borrowers by Administrative Agent or any Noteholder, including, without limitation, all funds in all deposit accounts (general or special) subject to any Blocked Account Agreement now or hereafter maintained by a Borrower for its own account with Administrative Agent or any Noteholder and Administrative Agent and Noteholder are hereby granted a security interest in and lien on all such debts (including, without limitation, all such deposit accounts) for such purpose; and (ii) such right shall exist whether or not Administrative Agent or any Noteholder shall have made any demand under this Agreement, the Notes and whether or not the Notes and such other obligations are matured or unmatured.  Notwithstanding anything else contained within this Agreement, the Administrative Agent will not issue an activation notice under any Blocked Account Agreement until such time as an Event of Default has occurred.

Section 8.6  Application of Moneys

Notwithstanding any provision herein to the contrary, all proceeds and any other amounts collected or received in respect of any Note Indebtedness evidenced by the Notes or any other amounts owing by the Borrowers to Administrative Agent or any Noteholder: (a) after any or all of such Note Indebtedness has been accelerated (so long as such acceleration has not been rescinded) or (b) in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Administrative Agent or any Noteholder of such party's rights or remedies under any Note Purchase Document during the continuance of an Event of Default, shall be applied as follows: (1) first, to the payment of the principal balance of the  Notes to be applied on a pari passu basis; (2) second, to the payment of all accrued and unpaid fees owing to Administrative Agent and the Noteholders under the Note Purchase Documents; (3) third, to the payment of all accrued and unpaid interest on the Notes to be applied on a pari passu basis; (4) fourth, to the payment of all costs, liabilities, advances and expenses incurred, or required or permitted to be incurred by the Administrative Agent relating to or arising out of the Collateral, the Note Indebtedness evidenced by the Notes or the Note Purchase Documents, including without limitation, the maintenance, operation, preservation and disposition thereof and all other payments that Administrative Agent may be required or authorized to make thereunder, (5) fifth, to all other Note Indebtedness, and (6) sixth, any surplus then remaining to the Borrowers, unless otherwise provided by law or directed by a court of competent jurisdiction.

Section 8.7  Remedies Cumulative

No remedy herein conferred upon or reserved to Administrative Agent or any of the Noteholders is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any Note Purchase Document or now or hereafter existing by law or by statute. Each holder of the Notes shall have all rights and remedies set forth in this Agreement, the Note the other Note Purchase Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights such holders have under any law or in equity. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 8.8  Judgment Against the Borrowers

In the case of any judicial or other proceedings to enforce the rights of the Noteholders, including, without limitation, obtaining judgment for the principal of or interest on the Notes, judgment may be rendered against the Borrowers in favour of Administrative Agent and/or the Noteholders for any amount which may remain due in respect of the Notes.

Section 8.9  Administrative Agent May Perform Covenants

If the Parent or any Borrower shall fail to perform any of its covenants contained herein, after a Default or Event of Default, the Administrative Agent may perform any of such covenants capable of being performed by it, but is under no obligation to do so. All reasonable sums so required to be paid in connection with Administrative Agent's performance of any covenant will be paid by the Borrowers and all sums so paid shall be payable by the Borrowers on demand. No such performance by Administrative Agent of any covenant contained herein or payment or expenditure by the Borrowers of any sums advanced or borrowed by Administrative Agent pursuant to the foregoing provisions shall be deemed to relieve the Parent or the Borrowers from any default hereunder or its continuing obligations hereunder.

ARTICLE 9
  SATISFACTION AND DISCHARGE

Section 9.1  Cancellation

Each Note surrendered to the Borrowers, shall be cancelled by the Borrowers forthwith after payments required in respect thereof to the date of surrender have been made. Subject to Applicable Law, all Notes cancelled or required to be cancelled under this or any other provision of this Agreement shall be destroyed by the Borrowers in accordance with the Borrowers’ ordinary practice, and a notation may be made on the Register as to such cancellation.

Section 9.2  Non-Presentation of Notes

If the Holder of any Note shall fail to present the same for payment on the date on which the principal thereof, premium, if any, and/or the interest thereon or represented thereby becomes payable at maturity or otherwise or shall not accept payment on account thereof and give such receipt therefor (if any) as the Borrowers may reasonably require interest shall cease to accrue on such Note from and after maturity or such other applicable date and the Holders thereof shall thereafter have no right to receive payment in respect thereof except upon due presentation and giving of such receipt therefore as the Borrowers may reasonably require.

ARTICLE 10
THE ADMINISTRATIVE AGENT AND NOTEHOLDERS

Section 10.1  Authorization and Action

Each Noteholder irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Purchase Documents as are delegated to it by the terms of this Agreement and the other Note Purchase Documents, together with all powers reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement and the other Note Purchase Documents, the Administrative Agent shall act or refrain from acting (and shall be fully protected in so doing) upon the joint instructions of the Required Holders which instructions shall be binding upon all Noteholders.  The Administrative Agent shall not be required to take any action which (i) would expose it to personal liability, (ii) is contrary to this Agreement or any applicable law, rule, regulation, judgment or order, (iii) would require it to become registered to do business in any jurisdiction, or (iv) would subject it to taxation. The provisions of this Article are solely for the benefit of the Administrative Agent and the Noteholders, and no Borrower nor any other Obligor shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Note Purchase Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2  No Liability

(1)
The Administrative Agent shall have no duties or obligations other than as set out in this Agreement and the other Note Purchase Documents and there shall not be construed against the Administrative Agent any implied duties (including fiduciary duties), obligations or covenants.  The Administrative Agent may execute or perform, and may delegate the execution and performance of, any of its powers, rights, discretions and duties under the Note Purchase Documents through or to any Persons designated by it.  References in any Note Purchase Document to the Administrative Agent shall include references to any such Persons.

(2)
The Administrative Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Note Purchase Documents, or (ii) incur or subject itself to any cost in connection with the Note Purchase Documents, unless it is first specifically indemnified or furnished with security by the Noteholders, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds).

(3)
The Administrative Agent shall promptly deliver to each Noteholder any notices, reports or other communications contemplated in this Agreement which are intended for the benefit of the Noteholders. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Defalt unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrowers, the Parent or a Noteholder.

(4)
Neither the Administrative Agent nor its directors, officers, agents or employees shall be liable to the Noteholders for any action taken or omitted to be taken by it or them in connection with the Note Purchase Documents except for its or their own gross negligence or wilful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  Without limiting the generality of the foregoing, the Administrative Agent (i) may consult with legal counsel (including legal counsel for the Borrowers), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with their advice, (ii) makes no warranty or representation to the Noteholders and shall not be responsible to the Noteholders for the form, substance, accuracy or completeness of any Note Purchase Document or any other documents or information made available to the Noteholders, (iii) has no duty to inspect the property or assets (including books and records) of the Borrowers or any other Person, (iv) has no duty to ascertain or inquire as to the existence of a Default or an Event of Default or the observance of any of the terms or conditions of the Note Purchase Documents, (v) is not responsible to the Noteholders for the execution, enforceability, genuineness, sufficiency or value of any of the Note Purchase Documents or for the validity, perfection or priority of any Lien created or purported to be created under the Security Documents, and (vi) shall incur no liability by acting upon any notice, certificate or other instrument believed by it to be genuine and signed or sent by the proper Person. In determining compliance with any condition hereunder to the purchase of any Note that by its terms must be fulfilled to the satisfaction of a Noteholder, the Administrative Agent may presume that such condition is satisfactory to such Noteholder unless the Administrative Agent shall have received notice to the contrary from such Noteholder prior to the purchase of such Note.

Section 10.3  Administrative Agent as Noteholder

To the extent it is also a Noteholder, the Administrative Agent has the same rights and powers under this Agreement in its capacity as Noteholder as any other Noteholder and may exercise such rights and powers as though it were not the Administrative Agent.  The Administrative Agent and its Affiliates may engage in any kind of business with, the Company Parties, any of their respective Subsidiaries, or any Person who may do business with or own securities of such Persons, all as if it were not the Administrative Agent and without any duty to account to the Noteholders.

Section 10.4  Noteholder Credit Decisions

Each Noteholder acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Noteholder or any of their Related Parties and based on such documents and information as it has been deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Noteholder also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Noteholder or any of their Related Parties and based on such documents and information as it shall from time to time  deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Purchase Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.5  Indemnification

Each Noteholder shall indemnify and save the Administrative Agent harmless (to the extent not otherwise reimbursed by the Borrowers) rateably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment or redemption of the Notes) as a result of, or arising out of, the Note Purchase Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing provided that no Noteholder shall be liable for any part of such loss resulting from the gross negligence or wilful misconduct of the Administrative Agent in its capacity as agent as determined by a court of competent jurisdiction on a final and non-appealable basis.  Without limiting the foregoing, each Noteholder shall reimburse the Administrative Agent upon demand for its rateable share of any out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Note Purchase Documents (to the extent not otherwise reimbursed by the Borrowers). The agreements in this Section 10 shall survive the payment of the Notes and all other amounts payable hereunder.

Section 10.6  Liability of the Noteholders inter se

Each of the Noteholders agrees with each of the other Noteholders that, except as otherwise expressly provided in this Agreement, none of the Noteholders has or shall have any duty or obligation, or shall in any way be liable, to any of the other Noteholders in respect of the Note Purchase Documents or any action taken or omitted to be taken in connection with them.

Section 10.7  Successor Administrative Agents

The Administrative Agent may resign at any time by giving written notice to the Noteholders and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent.  Upon notice of any resignation, the Required Holders have the right to appoint a successor Administrative Agent who, provided no Default or Event of Default has occurred and is continuing, shall be acceptable to the Borrowers, acting reasonably.  If no successor Administrative Agent is appointed or has accepted the appointment within thirty days after the retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, on behalf of the Noteholders, appoint a successor Administrative Agent, which may be a Noteholder.  Upon the acceptance of the appointment by a successor Administrative Agent, the successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation, the provisions of this Article 10  shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

ARTICLE 11
NOTICES

Section 11.1  Notices

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or for purposes of Section 8.1, by electronic mail. Such notices, demands and other communications shall be sent to Administrative Agent and to the Parent and each Borrower at the address indicated below:

To the Parent:

Aemetis, Inc.
20400 Stevens Creek Boulevard, Suite 700
Cupertino, CA 95014

Attention:	Mr. Todd Waltz, Chief Financial Officer
Telephone:	408-213-0925
Email:	TWaltz@aemetis.com

To each Borrowers:

c/o Aemetis, Inc.
20400 Stevens Creek Boulevard, Suite 700
Cupertino, CA 95014

Attention:	Mr. Todd Waltz, Chief Financial Officer
Telephone:	408-213-0925
Email:	TWaltz@aemetis.com

To the Administrative Agent:

Third Eye Capital Corporation Brookfield Place, TD Canada Trust Tower 161 Bay Street, Suite 3930 Toronto, ON M5J 2S1

Attention:	Mr. Algis Vaitonis, Head of Portfolio Operations
Telephone:	416-601-2270
Email:	algis@thirdeyecapital.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Such notice shall be deemed to have been given on the date of such delivery if such date is a Business Day and the delivery was made during normal business hours, otherwise it shall be deemed to have been given on the next Business Day following such delivery.

ARTICLE 12
MISCELLANEOUS

Section 12.1  Counterparts and Facsimile

This Agreement may be executed in counterparts and by electronic transmission of an authorized signature and each such counterpart shall be deemed to form part of one and the same document.

Section 12.2  Language of Agreement

The Parties agree that the English language shall be the sole language governing the interpretation of the terms and conditions of this Agreement.

Section 12.3  No Strict Construction

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.4  Complete Agreement

This Agreement, those documents expressly referred to herein and other documents of even date herewith, embody the complete agreement and understanding among the Parties and supersede any prior agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 12.5  Indemnification

(1)
The Parent and theBorrowers shall pay (i) all expenses incurred by the AdministrativeAgent and the Noteholders, including the fees, charges and disbursements of counsel (including local counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Note Purchase Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all expenses incurred by the Noteholders and the Administrative Agent, including the fees, charges and disbursements of counsel (including local counsel), in connection with the enforcement or protection of their rights in connection with this Agreement and the other Note Purchase Documents, including their rights under thisSection 12.5, or in connection with the Notes issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(2)
The Parent and the Borrowers shall indemnify theAdministrative Agent (and any sub-agent thereof), each Noteholder, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of:

(a)
the execution or delivery of this Agreement, any other Note Purchase Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby;

(b)	any Note or the use or proposed use of the proceeds therefrom;

(c)
the presence of Hazardous Materials in, on, at, under or about, or the discharge or likely discharge of Hazardous Materials from, any of the properties comprised in the Collateral or any of the properties now or previously used or occupied by the Company Parties, any of theirrespective Subsidiaries or any of the other Obligors, or the breach by or non-compliance with any Environmental Law by any mortgagor, owner or lessee of such properties, or any liability imposed pursuant to Environmental Law or relating to the existence of Hazardous Materials on, under or about the properties comprised in the Collateral and related in any way to the Company Parties or any of theirrespective Subsidiaries; or

(d)
any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Note Purchase Document, if the Obligor has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction.

(3)
To the fullest extent permitted by Applicable Law, neither the Parent nor any of the other Company Parties shall assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Purchase Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Notes or the use of the proceeds thereof.

(4)
All amounts due under thisSection 12.5 shall be payable promptly after demand therefor.  A certificate of theAdministrative Agent or a Noteholder setting forth the amount or amounts owing to such Administrative Agent, Noteholder or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrowers shall be conclusive absent manifest error.

(5)
The provisions of thisSection 12.5 shall survive the termination of this Agreement and the redemption of all Notes.  To the extent required by law to give full effect to the rights of the Indemnitees under thisSection 12.5, the parties hereto agree and acknowledge that theAdministrative Agent and each Noteholder is acting as agent for its respective Related Parties and agrees to hold and enforce such rights on behalf of such Related Parties as they may direct.  Each of the Parent and the Borrowers acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Noteholders, the Administrative Agent or any other Indemnitee in respect of such Person’s losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 12.6  Acknowledgments

Each of the Parent and the Borrowers hereby acknowledges that:

(1)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and other Note Purchase Documents;

(2)
neither Administrative Agent nor any Noteholder shall have any fiduciary relationship with or duty to the Parent or the Borrowers arising out of or in connection with this Agreement or any of the other Note Purchase Documents, and the relationship between Administrative Agent and Noteholders, on one hand, and the Parent or the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(3)	no joint venture is created hereby or by the other Note Purchase Documents or otherwise exists by virtue of the transactions contemplated hereby.

Section 12.7  Attorney

Each Borrower hereby irrevocably constitutes and appoints the Administrative Agent (and any officer or agent thereof) as its true and lawful attorney with power to, upon the occurrence of an Event of Default, in the place of such Borrower and in its name with full power of substitution, for the purpose of carrying out the terms of this Agreement and the other Note Purchase Documents, to take any action and to execute documents and instruments which may be necessary or desirable to accomplish the purposes of such agreements.  This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, bankruptcy, dissolution, winding up, insolvency of such Borrower.  This power of attorney extends to and is binding upon such Borrower’s successors and permitted assigns.  The Administrative Agent shall not be liable to any Borrower for any action taken by the Administrative Agent or its designee under such power of attorney, except to the extent that such action was taken by the Administrative Agent in bad faith or with gross negligence or wilful misconduct. This power of attorney shall terminate without further writing upon the payment in full of the Notes.

Section 12.8  Amendments and Waivers

Except as otherwise expressly provided herein, the provisions of this Agreement and the Notes may be amended or waived and the Parent and theBorrowers may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Parent and theBorrowers have executed a written copy of such amendment and has obtained the written consent of the Administrative Agent which shall be binding on the Noteholders; provided that no such action shall (i) change the rate at which or the manner in which interest accrues on the Notes or the time at which such interest becomes payable, (ii) terminate or release all or substantially all of the Security, (iii) change the definition of Required Holders,  or (iv) change any provision relating to the scheduled payments or prepayments of principal on the Notes, without the written consent of all the Holders of the outstanding principal amount of the Notes. No other course of dealing with the Parent or the Borrowers or any delay in exercising any rights hereunder or under the Note, or otherwise shall operate as a waiver of any rights of any such Holders.

Section 12.9  Successors and Assigns

(1)
This Agreement shall become effective when executed by the Parent, the Borrowers, the Administrative Agent and each Holder and after that time shall be binding upon and inure to the benefit of the Parent, the Borrowers, the Administrative Agent, and the Holders and their respective successors and permitted assigns.

(2)
Neither the Parent nor any Borrower shall have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of all the Holders, which consent may be arbitrarily withheld.

(3)
A Holder may grant participations in all or any part of its interest in the Notes to one or more Persons (each a “Participant”).  The Holder granting a participation shall, unless otherwise expressly provided in this Agreement, act on behalf of all of its Participants in all dealings with the Borrowers in respect of the Notes and no Participant shall have any voting or consent rights with respect to any matter requiring the Holders’ consent.  A Holder may also with the prior written consent of the Administrative Agent assign or transfer all or any part of its interest in the Notes to a transferee in compliance with Article 3.

(4)
Each Borrower shall assist the Administrative Agent and any Holder to transfer its Notes or to sell participations under this Section 12.9 in whatever manner reasonably necessary in order to enable or effect such transfer or participation including providing such certificates, acknowledgments and further assurances in respect of this Agreement and the Notes as such Holder may reasonably require in connection with transfer or any participation pursuant to this Section 12.9.

(5)
Any Holder may at any time pledge or grant a security interest in all or a portion of its rights under this Agreement to secure obligations of such Holder provided that no such pledge or security shall release such Holder from any of its obligations hereunder or substitute any such pledge for such Holder as a party hereto.

(6)
Any transfer or any grant of participation pursuant to this Section will not constitute a repayment by the Borrowers to the transferring or granting Holder of the Notes, nor a new purchase of Notes by the Holder,transferee or Participant, as the case may be, and the parties acknowledge that the Borrowers’ obligations with respect to any such Notes will continue and will not constitute new obligations.

Section 12.10  Waiver of Right to Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING WITH RESPECT TO ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO (A) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO THE FINANCING DOCUMENTS TO ENTER INTO A BUSINESS RELATIONSHIP, THAT THE PARTIES TO THE FINANCING DOCUMENTS HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO SAME AND THE TRANSACTIONS THAT ARE THE SUBJECT THEREOF, AND THAT THEY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (B) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS, EXTENSIONS, RENEWALS AND/OR REPLACEMENTS OF THIS AGREEMENT.

Section 12.11  Waiver and Acknowledgement

The Parties waive any rights and remedies relating to applicable usury or similar laws now or hereafter enacted in respect of the Financing Documents and acknowledge and agree that the obligations of the Parties pursuant to or in connection with the Financing Documents shall continue to be enforceable obligations of the Parties, irrespective of any such claims by any Person that payments made in connection with the Financing Documents are in an amount or calculated at a rate which would be prohibited by law, would result in a receipt by the Administrative Agent or by the Noteholders of interest at a criminal rate or are otherwise excessive, unconscionable, coercive, oppressive or punitive in any manner whatsoever.

Section 12.12  Announcements

The Administrative Agent shall have the right to review and approve any public announcement or public filing made after the date hereof relating to any of the transactions contemplated hereby or relating to the Administrative Agent or its Affiliates, as the case may be, before any such announcement or filing is made (such approval not be unreasonably withheld or delayed).

Section 12.13  Maximum Rate of Interest

This Notes are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the Note Indebtedness evidenced thereby or otherwise, shall the amount paid or agreed to be paid to the Noteholder for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under the laws of the State of Delaware. If, from any circumstances whatsoever, fulfillment of any provision of the Notes shall, at the time performance of such provisions are due, be deemed to be a payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if, from any circumstances, the Noteholder shall ever receive an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and by the Notes and not to the payment of interest.

Section 12.14  Judgment Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Secured Party in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Secured Party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

The obligations of the Parent and theBorrowers in respect of any sum due in the Original Currency from it to a Secured Party under any of the Note Purchase Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in the Other Currency, such Secured Party may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Secured Party in the Original Currency, each of the Parent and the Borrowers agrees, as a separate obligation and notwithstanding the judgment, to indemnify such Secured Party against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to such Secured Party in the Original Currency, such Secured Party shall remit such excess to the Borrowers.

Section 12.15  Interest on Amounts

Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Parent or the Borrowers to the Administrative Agent and to any of the Noteholders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the interest rate applicable at such time to the Notes.

Section 12.16  Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain unamended and in full force and effect.

Section 12.17  Survival

All representations and warranties made hereunder and in any other Note Purchase Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Holder, regardless of any investigation made by the Administrative Agent or any Holder or on their behalf and notwithstanding that the Administrative Agent or any Holder may have had notice or knowledge of any Default or Event of Default at the time of any purchase of a Note, and shall continue in full force and effect as long as any Note or any other Note Indebtedness shall remain unpaid or outstanding.

Section 12.18  Confidentiality

Each of the Administrative Agent and the Noteholders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Directors, officers, employees and agents, including accountants, legal counsel and other advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other Party to this Agreement or any other Note Purchase Document, (v) in connection with the exercise of any remedies hereunder or under any other Note Purchase Document or any suit, action or proceeding relating to this Agreement or any other Note Purchase Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, (vii) with the consent of the Borrowers, or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, or (2) becomes available to the Administrative Agent or any Noteholder on a non-confidential basis from a source other than a Borrower. For the purposes of this Section, “Information” means all information received from any Company Party relating to the Company Parties and their businesses, other than any such information that is available to the Administrative Agent or any Noteholder on a non-confidential basis prior to disclosure by a Company Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.19  Patriot Act

Each Noteholder that is subject to the United States PATRIOT Act and the Administrative Agent (to the extent that it is subject to the United States Patriot Act), for itself and not on behalf of any Noteholder, hereby notifies the Company Parties that, pursuant to the requirements of the United States PATRIOT Act, it is required to obtain, verify and record information that identifies the Company Parties, which information includes the name and address of each Company Party and other information that will allow such Noteholder or the Administrative Agent, as applicable, to identify each Company Party in accordance with the United States PATRIOT Act.  The Company Parties shall, promptly following a request by the Administrative Agent or any Noteholder, provide all documentation and other information that the Administrative Agent or such Noteholder requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the United States PATRIOT Act.

Section 12.20  Ratification and Reaffirmation

Byexecution and delivery of this Agreement, the parties have amended and restated, in its entirety, the Original Note Purchase Agreement.  This Agreement does not extinguish the outstanding Note Indebtedness and is not intended to be a substitution or novation thereof and the Liens securing the Note Indebtedness have not been impaired and are valid and continuing.  The Borrowers acknowledge and confirm that they have no defenses, counterclaims or set-offs to the enforcement by the Administrative Agent or the Holders of the Note Indebtedness and the Administrative Agent and the Holders have fully performed all obligations to the Borrowers, the Parent or any other Company Party which the Administrative Agent and the Holders may have had or have on and as of the date hereof.

Section 12.21  Release

THE PARENT AND EACH BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES AGENT AND EACH PURCHASER AND THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED, WHICH THE PARENT OR SUCH BORROWER MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY “LOANS”, INCLUDING ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER NOTE PURCHASE DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT.

Section 12.22  Representations of each Noteholder

Each Noteholder, severally and not jointly, hereby represents and warrants to the Parent and the Borrowers as of the First Closing Date as follows:

(1)
Such Person is acquiring the Notes and Bonus Shares (as defined in the Fee Letter) for its own account for investment purposes and not with a view toward, or for resale or transfer in connection with, the sale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), that would be in violation of the Securities Act or any securities or “blue sky” laws of any state of the United States or other applicable law, and has no contract, agreement, undertaking or arrangement, and has no intention to enter into any contract, agreement, undertaking or arrangement to pledge such Notes or Bonus Shares or any part thereof.

(2)
Such Person has been advised by the Parent and Borrowers that (i) the Notes and Bonus Shares are being issued and sold by the Parent and Borrowers pursuant to an exemption from registration provided under Section 4(2) of the Securities Act and/or Regulation D under the Securities Act or pursuant to Regulation S under the Securities Act and neither the offer nor sale of any Notes or Bonus Shares has been registered under the Securities Act or any state or foreign securities or “blue sky” laws; (ii) the Bonus Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Parent and the Borrowers in a transaction not involving a public offering and that the undersigned must continue to bear the economic risk of the investment in the Notes and Bonus Shares unless subsequently registered under the Securities Act and all applicable state or foreign securities or “blue sky” laws or an exemption from such registration is available; (iii) it is not anticipated that there will be any public market for the Notes in the foreseeable future; (iv) when and if the Notes and Bonus Shares may be disposed of without registration in reliance on Rule 144 of the Securities Act (“Rule 144”), such disposition can be made only in limited amounts in accordance with the terms and conditions of such rule; (v) if the Rule 144 exemption is not available, public offer or sale of any Notes and Bonus Shares without registration will require the availability of another exemption under the Securities Act; (vi) a restrictive legend in a form satisfactory to the Parent and Borrowers shall be placed on the Notes and the certificates representing the Bonus Shares; and (vii) a notation shall be made in the appropriate records of the transfer agent for the Notes and Bonus Shares indicating that the Notes and Bonus Shares are subject to restrictions on transfer.

(3)
Such Person is either (i) an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (4) or (7) of the Securities Act or (ii) a non-U.S. person within the meaning of Regulation S under the Securities Act (which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)) and is purchasing the Notes and Bonus Shares outside the United States in reliance upon Regulation S under the Securities Act and, in either case, has such knowledge, skill and experience in business, financial and investment matters so that it is capable of evaluating the merits, risks and consequences of an investment in the Notes and Bonus Shares and is able to bear the economic risk of loss of such investment, including the complete loss of such investment.

(4)
Neither it nor its Affiliates or any Person acting on its or any of their behalf, has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the Financing.

(5)
Such Person is not purchasing the Notes and Bonus Shares as a result of any advertisement, article, notice or other communication regarding the Notes and Bonus Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to such Purchaser's knowledge, any other general solicitation or general advertisement.

(6)	Such Person is not a Person named on a list published by OFAC or is a Person with whom dealings are prohibited under any OFAC Regulations;

(Signature pages follow herewith)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

BORROWERS:	AEMETIS ADVANCED FUELS KEYES, INC.

	By:	/s/ Eric A. McAfee, Chief Executive Officer

KEYES FACILITY ACQUISITION CORP.

	By:	/s/ Eric A. McAfee
Chief Executive Officer

PARENT:	AEMETIS, INC.

	By:	/s/ Eric A. McAfee
Chief Executive Officer

[Signature Page to Amended and Restated Note Purchase Agreement]

ADMINISTRATIVE AGENT:	THIRD EYE CAPITAL CORPORATION

	By:	/s/ David G. Alexander
Managing Director

	By:	/s/ Arif N. Bhalwani
Managing Director

NOTEHOLDER:	SPROTT ASSET MANAGEMENT GP INC., in its capacity as general partner of SPROTT ASSET MANAGEMENT L.P., in its capacity as Manager of SPROTT PC TRUST

	By:	/s/ Kristi McTaggart
Chief Compliance Officer

NOTEHOLDER:	THIRD EYE CAPITAL CREDIT OPPORTUNITIES S.ar.l, it its capacity as Managing General Partner of THIRD EYE CAPITAL CREDIT OPPORTUNITIES FUND – INSIGHT FUND

	By:	/s/ Richard Goddard
Manager

	By:	/s/ Robert L. De Normandie
Manager

[Signature Page to Amended and Restated Note Purchase Agreement]